UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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STANDARD MICROSYSTEMS CORPORATION
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STANDARD MICROSYSTEMS CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 28, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Standard Microsystems Corporation (“SMSC” or the “Company”) will be held at 10 a.m. (EDT) on July 28, 2011, at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, 38th Floor, New York, NY 10006, for the following purposes:

1.         To elect directors;

2.         To approve an amendment to the Standard Microsystems Corporation 2009 Long Term Incentive Plan (the “2009 LTIP”) to increase by 1,000,000 Shares the maximum number of Shares that may be delivered pursuant to Awards granted under the 2009 LTIP;

3.         To vote, on an advisory, non-binding basis, on the compensation of the Company’s named executive officers;

4.         To vote, on an advisory, non-binding basis, on the frequency of stockholder advisory votes on the compensation of the Company’s named executive officers;

5.         To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for SMSC for the fiscal year ending February 29, 2012; and

6.         To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

In accordance with the bylaws of SMSC, the Board of Directors has fixed the close of business on June 1, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

/s/ Walter Siegel
Walter Siegel
Senior Vice President, General Counsel & Secretary
June 14, 2011

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE ENCOURAGED TO VOTE BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND MAILING IT TO THE COMPANY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IF INTERNET VOTING IS AVAILABLE TO YOU, VOTING INSTRUCTIONS ARE PRINTED ON THE PROXY CARD SENT TO YOU. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

STANDARD MICROSYSTEMS CORPORATION
80 Arkay Drive
Hauppauge, New York 11788

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 28, 2011

PROXY STATEMENT

This proxy statement and the accompanying form of proxy are being furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or the “Board”) of Standard Microsystems Corporation, a Delaware corporation (“SMSC” or the “Company”), for use at its Annual Meeting of Stockholders to be held at 10:00 a.m. (EDT) on July 28, 2011 at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, 38th Floor, New York NY 10006 and at any adjournment thereof. The approximate date on which this statement and the accompanying proxy are first being mailed to stockholders is June 14, 2011.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Every stockholder of SMSC is entitled to cast, in person or by proxy, one vote for each share of SMSC common stock held at the close of business on June 1, 2011, the record date for the Annual Meeting. At that date, SMSC had 23,170,402 shares of common stock outstanding. The presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a broker has not received voting instructions from its client (the beneficial owner) and is barred from exercising its discretionary authority to vote the shares because the proposal is considered “non-routine”.   All of the proposals to be voted on at the Annual Meeting are “non-routine” except for Proposal 5 (to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for SMSC for the fiscal year ending February 29, 2012).

Executing and returning your proxy will not affect your right to attend the Annual Meeting and vote in person. If you do attend, you may vote by ballot at the Annual Meeting, thereby effectively canceling any proxies previously given. In addition, a stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by filing with the Corporate Secretary of the Company an instrument revoking it, or by filing with the Company a duly executed proxy bearing a later date.

Votes on Proposal 1 (the election of directors of the Company (“Directors”)) and Proposal 4 (advisory vote on the frequency of stockholder advisory votes on the compensation of the Company’s named executive officers) are decided by a plurality of the votes duly cast at the Annual Meeting. With respect to Proposal 1, withheld votes and broker non-votes and, with respect to Proposal 4, abstentions and broker non-votes, in each case will have no effect on the outcome of the vote.    The affirmative vote of a majority of the shares present in person or represented by proxy  at the Annual Meeting and entitled to vote is required to approve Proposal 2 (the amendment to the 2009 LTIP to increase by 1,000,000 Shares the maximum number of Shares that may be delivered pursuant to Awards granted under the 2009 LTIP), Proposal 3 (advisory vote on the compensation of the Company’s named executive officers) and Proposal 5 (ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for SMSC for the fiscal year ending February 29, 2012).  With respect to Proposals 2, 3, and 5 abstentions will have the same effect as a vote against the proposal and with respect to Proposals 2 and 3 broker non-votes will have no effect on the outcome of the vote.  The proxies named in the enclosed form of proxy or their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face, and, where a choice is specified on the form of proxy, the shares will be voted in accordance with the specification so made.  Where no choice is specified on a form of proxy that appears valid on its face, the shares will be voted (1) FOR the election of all director nominees, (2) FOR the amendment to the 2009 LTIP to increase by 1,000,000 Shares the maximum number of Shares that may be delivered pursuant to Awards granted under the 2009 LTIP; (3) FOR the resolution approving the compensation of the Company’s named executive officers, (4) FOR the approval of an annual advisory vote to approve the compensation of the Company’s named executive officers, (5)

FOR the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for SMSC for the fiscal year ending February 29, 2012, and (6) in accordance with the best judgment of the persons named on the form of proxy on any other business that may properly come before the Annual Meeting.

No business other than as set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting, but should any other matter requiring a vote of stockholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters. Stockholders who execute the enclosed proxy may still attend the Annual Meeting and vote in person.

The cost of preparing, assembling and mailing the proxy statement and related material will be borne by SMSC. In addition to soliciting proxies by mail, SMSC may make requests for proxies by telephone, facsimile transmission or messenger or by personal solicitation by officers, Directors or employees of SMSC, at nominal cost to SMSC, or by any one or more of the foregoing means. SMSC has also engaged MacKenzie Partners as its proxy solicitor for an estimated fee of $20,000 and reasonable out of pocket expenses.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting who will also determine whether a quorum is present.

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is mailing to its record and beneficial stockholders a Notice of Internet Availability of Proxy Materials at least 40 calendar days prior to the Annual Meeting, which contains instructions on how to access the Company’s proxy materials over the Internet and vote online. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of SMSC’s proxy materials by mail, unless through the process described in the paragraph below. If you wish to receive a printed copy of the Company’s proxy materials for the Annual Meeting, please follow the instructions for requesting those materials set forth in the notice of Internet Availability of Proxy Materials.

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common shares, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Stockholder proposals intended for inclusion in the proxy statement for the next Annual Meeting must be received by SMSC by February 11, 2012. All stockholder proposals should be sent to the Senior Vice President, General Counsel and Secretary, SMSC, 80 Arkay Drive, Hauppauge, New York 11788. SMSC retains discretion to vote proxies it receives with respect to any stockholder proposal submitted for consideration at next year’s Annual Meeting not received by April 30, 2012 (or, under SMSC’s by-laws, May 31, 2012, for nominations for Directors). In addition, for proposals or nominations received by the applicable date in the immediately preceding sentence, SMSC retains discretion to vote proxies it receives provided that (1) SMSC includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently has nine members. A majority of our Board (seven Directors) satisfies the current independence requirements of NASDAQ and the SEC.  All of our Directors are independent under applicable standards except for Ms. King and Mr. Bilodeau.

Our bylaws provide that our Board consist of no fewer than three persons. The exact number of directors is determined from time to time by resolution of a majority of our full Board.

Our Board is divided into three classes, with each Director serving a three-year term and one class being elected at each year’s Annual Meeting of stockholders. Messrs. Bilodeau, Dicks and McCluski serve as Directors with a term expiring on the date of the 2011 Annual Meeting. Messrs. Caggia and Donahue, and Ms. King serve as Directors with a term expiring on the date of the 2012 Annual Meeting. Messrs. Craig, Kin and Frisch serve as Directors with a term expiring on the date of the 2013 Annual Meeting.

Subject to the foregoing, at the Annual Meeting, three Directors are to be elected to serve three-year terms ending at the Annual Meeting of Stockholders to be held in 2014, or until their respective successors are elected and qualified. The Board has nominated for re-election Steven J. Bilodeau, Peter F. Dicks, and Stephen C. McCluski as Directors. Each of the three nominees has consented to serve as a Director if elected at the Annual Meeting and, to the best knowledge of the Board, each of such nominees is and will be able to serve if so elected. In the event that any of these nominees should be unavailable to stand for election before the Annual Meeting, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board in the place of a nominee unable to serve. The Board has determined that Messrs. Dicks and McCluski are independent Directors within the meaning of applicable regulations of NASDAQ and the federal securities laws.

The Board recommends unanimously that stockholders vote
“FOR” the Company’s nominees for Director

Set forth below is a brief biography of each nominee for election as a Director and of all other members of the Board who will continue in office that contain information regarding the individual’s service as a director, business experience for the past five years, directorships held during the past five years, information concerning certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the individual should serve as a director for the Company in fiscal year 2012.

Nominees for Election as Directors
Term Expiring 2014

Steven J. Bilodeau (52). Mr. Bilodeau has been a Director of the Company since 1999 and has served as Chairman of the Board of SMSC since February 2000.  He was President and Chief Executive Officer of SMSC from March 1999 through October 2008 and was its acting Chief Financial Officer from May 2008 until October 2008. Mr. Bilodeau is also a director of Gennum Corporation, and Cohu, Inc.  He was also a director of Nu Horizons Electronics Corp., and Conexant Inc., until their sale earlier this year. We believe Mr. Bilodeau’s qualifications to sit on our Board include his knowledge of the Company’s business and the semiconductor industry, and executive and management experience. His prior service as CEO of the company has provided him with intimate knowledge of SMSC’s operations, strengths, weaknesses and goals, and SMSC’s competitive environment.

Peter F. Dicks (68). Mr. Dicks has been a Director since 1992 and also served as a Director from 1976 to 1991. His primary occupation is serving as a corporate director; directorships include, among others: Gartmore Fledgling Trust PLC., Sportingbet Plc., Polar Capital Technology Trust PLC., and Graphite Enterprise Trust PLC. We believe Mr. Dicks’ qualifications to sit on our Board include his knowledge of the Company’s business and experience as a director of many other entities.

Stephen C. McCluski (58). Mr. McCluski has been a Director since 2008. Mr. McCluski served as Senior Vice President and Chief Financial Officer at Bausch & Lomb Inc. until his retirement in 2007. He joined the ImmunoGen Board on April 27, 2007 and was named non-executive chairman of the board in November 2009 and served on the Board of Indevus Pharmaceuticals from June 9, 2003 until the company’s sale on February 23, 2009. We believe Mr. McCluski’s qualifications to sit on our Board include his global management experience and knowledge of financial and accounting matters and mergers and acquisitions.

Incumbent Directors
Term Expiring 2012

Andrew M. Caggia (62). Mr. Caggia has been a Director since 2001. Mr. Caggia retired from SMSC after serving as Senior Vice President and Chief Financial Officer of SMSC from February 2000 until October 12, 2005 except for a short period in June 2005. We believe Mr. Caggia’s qualifications to sit on our Board include his knowledge of the Company’s business and the semiconductor industry, executive and management experience, and knowledge of financial and accounting matters.

James A. Donahue (62). Mr. Donahue has been a Director since 2003 and for the past five years has served as Director, President and Chief Executive Officer of Cohu, Inc., a manufacturer of test handling equipment used in the semiconductor industry. He was appointed Chairman of the Board of Directors of Cohu on March 12, 2010. We believe Mr. Donahue’s qualifications to sit on our Board include his knowledge of the Company’s business and the semiconductor industry, executive and management experience, and knowledge of financial and accounting matters.

Christine King (62). Ms. King has been a Director since October 20, 2008 and has been Chief Executive Officer and President of SMSC since October 20, 2008. Prior to that Ms. King served as Chief Executive Officer and President of AMI Semiconductor, Inc. from September 2001 until March 2008. Ms. King currently is a director of Idaho Power Company. She previously served as a director of AMI Semiconductor, Inc. from 2003 until its acquisition by ON Semiconductor Corporation in March 2008, as a director of ON Semiconductor Corporation from March 2008 until she left that position after joining SMSC in October 2008, as a director of Analog Devices, Inc. from 2003 to 2008 and as a director of Atheros Communications from April 2008 until its acquisition in May 2011. We believe Ms. King’s qualifications to sit on our board include her knowledge of the semiconductor industry, global and executive management experience, and experience in building long term customer relationships. Ms. King’s prior and current experience as CEO of publicly traded semiconductor companies also enhance her qualifications for the Board.

Incumbent Directors
Term Expiring 2013

Timothy P. Craig (59). Mr. Craig has been a Director since 2003. He formerly was President of the Consumer Printer Division of Lexmark International, Inc., from which he retired in 2003. He is currently President of Corevalus Systems, a small privately held company providing computer related music services to religious institutions. We believe Mr. Craig’s qualifications to sit on our Board include his knowledge of the Company’s business, familiarity with current compensation issues, technical expertise and global management experience.

Ivan T. Frisch (73). Mr. Frisch has been a Director since 1992. He previously served as Executive Vice President and Provost of Polytechnic University of New York, from which he retired in 2003. We believe Mr. Frisch’s qualifications to sit on our Board include his knowledge of the Company’s business, technical expertise, and executive and management experience.

Dr. Kenneth Kin (64). Dr. Kin has been a Director since January 2009 and he had served as Senior Vice President, Taiwan Semiconductor Manufacturing, Inc. from 2003 until his retirement in December 2008. He is currently Associate Dean and Professor, College of Technology Management, National Tsing Jua University, Taiwan. We believe Dr. Kin’s qualifications to sit on our Board include his knowledge of and relationships within the semiconductor and personal computing industries, experience building long term customer relationships, global management experience and knowledge of the global supply chain, and expertise in Asia.

CORPORATE GOVERNANCE

Board of Directors and Committee Meetings

Our Board held eleven (11) meetings in fiscal year 2011. It is the Company’s policy that Directors are expected to attend all or substantially all Board meetings and meetings of the Board committees on which they serve. Each Director attended at least 75%of the total number of Board meetings and meetings of Board committees on which such Director served in fiscal year 2011 except for Mr. Bilodeau.   At the Company’s direction, Mr. Bilodeau did not attend four Board Meetings at which the Company discussed the potential acquisition of Conexant, Inc., as Mr. Bilodeau was also a Director of Conexant, Inc.  Mr. Bilodeau attended 100% of the meetings to which he was invited to participate.

The Board does not have a formal policy on Directors’ attendance at Annual Stockholder Meetings, but it has been common practice for all Directors to attend the Annual Meeting, and all current Directors who were Directors at the time attended the most recent Annual Meeting in July of 2010.

The Board has established the position of Lead Independent Director, and has determined that the Chairman of the Corporate Governance Committee, currently Mr. Frisch, will fulfill that role. The Lead Independent Director is responsible, among other things, for: coordinating the activities of the other independent Directors; presiding at non-management meetings of the independent Directors; informing the management Directors of the results of deliberations among non-management Directors; acting as Chairman in the event the Chairman is unavailable; and acting as representative of the non-management Directors for communications with interested parties.

Our standing Board committees consist of an audit committee (the “Audit Committee”) a compensation committee (the “Compensation Committee”) and a corporate governance committee (the “Governance Committee”).

Audit Committee: The Audit Committee currently consists of Mr. Donahue (Chairman), Mr. McCluski and Mr. Caggia. Each member of our Audit Committee satisfies the independence requirements of NASDAQ and the SEC.  Our Audit Committee held seven (7) meetings in fiscal year 2011.

The primary function of the Audit Committee is to assist the Board in its oversight responsibilities on matters relating to SMSC’s financial reporting, systems of internal controls, and audit. The Audit Committee provides advice, guidance and direction to management and to SMSC’s independent registered public accounting firm, using information shared through a free and open line of communication among the Audit Committee, management and the independent registered public accounting firm and, as appropriate, initiates inquiries into various aspects of SMSC’s financial affairs. The Audit Committee meets each quarter with management and the independent registered public accounting firm to review SMSC’s financial results before such results are publicly released, and more frequently on other matters if appropriate. The Audit Committee is also responsible for hiring, and determining fee arrangements with SMSC’s independent registered public accounting firm, monitoring the integrity of our financial statements, our independent auditors’ qualifications and independence, the performance of our audit function and independent auditor, and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee.

Management is responsible for preparing SMSC’s financial statements and internal control over financial reporting, and the independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) with respect to both the financial statements and internal controls over financial reporting. Although each member of the Audit Committee is financially literate, as the Board interprets that qualification, none is currently practicing as a professional accountant or auditor. Their responsibilities do not include planning or conducting audits to determine that SMSC’s financial statements are complete and accurate and are presented in accordance with generally accepted accounting principles. The Audit Committee’s role also does not include a professional evaluation of the quality of the audits performed by the independent registered public accounting firm or that those audits were performed using generally accepted auditing standards. The Board has determined that each of Messrs. Donahue, McCluski and Caggia qualifies as an “audit committee financial expert”.

Compensation Committee: Our Compensation Committee consists of Messrs. Craig (Chairman), Dicks, Frisch and McCluski. Each member of the Compensation Committee satisfies the independence requirements of NASDAQ and qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee held twelve (12) meetings in fiscal year 2011.

The primary duties of the Compensation Committee are approving the compensation of SMSC’s executive officers, including the Chief Executive Officer. The Compensation Committee also administers SMSC’s employee stock option, restricted stock and stock appreciation rights plans, and certain other benefit programs and is responsible for advising the Board on the compensation of the Company’s Directors. The Compensation Committee also plays a role in SMSC’s risk oversight with respect to our compensation practices – see “Board’s Role in Risk Oversight” below. The Compensation Committee meets or communicates regularly, both with and without management.

The Compensation Committee also reviews and discusses with management the Compensation Discussion and Analysis prepared for inclusion in our annual report on Form 10-K and proxy statement and, based on such review, determines whether to recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the annual report and the proxy statement. Furthermore, the Compensation Committee prepares the Compensation Committee Report furnished with our proxy statement. The Compensation Committee Report for fiscal year 2011 is included in this proxy statement under “Compensation Committee Report” below. The Compensation Discussion and Analysis describes the Compensation Committee’s procedures for determining executive compensation, including the role of compensation consultants and management.

Governance Committee and Diversity: Our Governance Committee consists of Messrs. Frisch (Chairman), Craig and Kin. Each member of the Governance Committee satisfies the independence requirements of NASDAQ. Our Governance Committee held six (6) meetings in fiscal year 2011.

Among other responsibilities, the Governance Committee considers candidates for Director nominees proposed by Directors, the Chief Executive Officer and stockholders. The Governance Committee has and may retain recruiting professionals to identify and evaluate candidates for Director nominees. The Governance Committee seeks to identify those individuals most qualified to serve as Board members and will evaluate each candidate against many criteria including strength of character, judgment, business experience, specific areas of expertise, and diversity, taking care to maintain a majority of independent Directors. Potential candidates are screened and interviewed by the Governance Committee, and the Governance Committee is responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate. Although the Board does not have a policy regarding diversity, the governance Committee considers diversity in its broadest sense, including persons diverse in geography, gender, ethnicity, business experience, and professional expertise. The Board shall determine the final approval of any candidate. It is the Governance Committee’s policy, as part of its charter, to review any candidate recommended by the stockholders of the Company in light of the Governance Committee’s criteria for selection of new Directors. Any stockholder that would like to communicate directly with the Board or wishing to make a Director nomination should write to any named Director, c/o the Vice President, General Counsel and Secretary of SMSC at 80 Arkay Drive, Hauppauge, New York 11788. All such communications will be forwarded directly to the addressed Director.

Board Committee Charters

The charters for our Audit Committee, Compensation Committee and Governance Committee are available free of charge in the Corporate Governance section of the Investor Relations portion of our website at www.smsc.com or upon written request to the Secretary of the Company, 80 Arkay Drive, Hauppauge, New York 11788.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that are available in the Corporate Governance section of the Investor Relations portion of the Company’s website at www.smsc.com.

Code of Ethics and Business Practices

The Board has adopted a Code of Business Conduct and Ethics applicable to the Directors, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer and Controller and all other officers and employees of the Company and is available in the Corporate Governance section of the Investor Relations portion of the Company’s website at www.smsc.com.

Board Leadership Structure & Executive Sessions of Non-Management Directors

The Board currently separates the roles of Chairman of the Board and Chief Executive Officer, and also maintains a Lead Independent Director. The Board believes that this structure is appropriate at this time, as it separates responsibilities and authority among a number of individuals, including management, outside directors, and independent directors. The independent directors meet separately after almost every Board meeting. Mr. Frisch, as the Lead Independent Director, presides over these sessions. The only non-employee Director who is not independent is Mr. Bilodeau, the current Chairman and former CEO of the Company.

Board’s Role in Risk Oversight

The Board has established a process in which it has (i) identified what it believes are the most significant risks facing the Company, (ii) determined whether the Board as a whole or a particular Committee should review that risk with management, (iii) established a schedule for reviewing such risks, and (iv) identified how those risks are being addressed or monitored by the company.  These risks include operational, financial and legal risks, as well as a review of strategy, disaster planning, and other business performance issues.  The Board performed its most recent annual review in April 2011.  In addition, the Audit Committee, pursuant to its Charter, annually reviews the integrity of the company’s financial reporting processes and controls, and periodically reviews and discusses the risk management process with management and the Company’s independent registered public accountants. The Compensation Committee has also initiated a process in which at least annually it reviews with management the relationship between the Company’s compensation programs and risk taking by employees, including a focus on retention, employee incentives and their relationship with stockholder value, comparisons with peers, and balance between short and long term goals. Based on its review, the Compensation Committee has concluded that the Company’s compensation practices are not reasonably likely to have a material adverse effect on the Company. This conclusion is based, among other items, on the fact that incentive payments under the Company’s management incentive and sales incentive plans have a maximum payout, that the Company’s equity based instruments granted to employees have minimum vesting periods of several years and that the Company historically has generated sufficient cash to satisfy any claims of cash settled stock appreciation rights, and expects in the future to be able to generate or obtain in the market sufficient cash to meet these obligations. Notwithstanding the foregoing, there are inherent limitations to any risk management process or assessment including the possibility of human error, miscalculation of trends, risk factors and resources, and the circumvention or overriding of controls and procedures. Accordingly, even effective risk management processes can only provide reasonable assurance of achieving their objectives.

PROPOSAL 2

TO APPROVE AN AMENDMENT TO THE 2009 LTIP TO INCREASE BY 1,000,000 SHARES THE MAXIMUM NUMBER OF SHARES THAT MAY BE DELIVERED PURSUANT TO AWARDS GRANTED UNDER THE 2009 LTIP

The 2009 LTIP promotes the interests of the Company by providing the Company’s employees, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in their employment and to improve the Company’s growth and profitability.   The Board of Directors initially adopted the 2009 LTIP in May 2009, subject to stockholder approval.  The Company’s stockholders approved the 2009 LTIP on July 8, 2009.  As of April 30, 2011 the Company had issued Awards representing approximately 1,500,000 Shares under the 2009 LTIP.  Based on the Company’s normal equity granting practices, the Company will exhaust the existing capacity of the 2009 LTIP sometime during calendar year 2011.   Because the Company believes it is important to provide equity incentives to its employees, the Company needs to increase the capacity of the 2009 LTIP so that it may continue to make equity grants.   The Company did not make an annual grant to the key employee base in April 2011 because it lacked sufficient capacity to make such a grant.  For these reasons, on April 27, 2011,  the Company’s Compensation Committee and Board of Directors respectively approved the below amendment to increase the capacity of the 2009 LTIP by 1,000,000 Shares subject to approval by the Company’s stockholders at this Annual Meeting.  Thus, the Company proposes that the 2009 LTIP be amended to make the following changes:

●
Increase the maximum number of Shares that may be delivered pursuant to Awards granted under the 2009 LTIP by 1,000,000 Shares.  If proposal 2 is adopted, the maximum number of Shares currently available for issuance under the 2009 LTIP will increase from approximately 200,000 as of  the approximate filing date of this proxy statement to approximately 1,200,000.

If the stockholders approve Proposal 2, Section 4(a) of the 2009 LTIP will be amended to read as follows (changes are shown in italic and bold):

(a) Subject to adjustment as provided in Section 4(e), the maximum number of Shares that may be delivered pursuant to Awards granted under the Plan is (i) 2,000,000, plus (ii) any shares that have been authorized but not issued pursuant to prior plans of the Company as of June 30, 2009 up to a maximum of an additional 500,000 Shares, plus (iii) any shares subject to any outstanding options or restricted stock grants under any plan of the Company that were outstanding as of June 30, 2009 and that subsequently expire unexercised, or are otherwise forfeited, up to a maximum of an additional 3,844,576 Shares. The maximum number of ISOs that may be granted under the Plan is 1,500,000. Notwithstanding the foregoing and subject to adjustment as provided in Section 4(e), no Participant may receive Awards under this Plan in any calendar year that relate to more than 1,000,000 Shares.

Summary of the 2009 LTIP

The following summary description of the 2009 LTIP is qualified in its entirety by reference to the full text of the 2009 LTIP which is attached as Annex A to this proxy statement.  All defined terms used but not defined herein shall have the meaning given to them in the 2009 LTIP. The parenthetical section references that follow refer to sections of the 2009 LTIP that relate to the summary description provided.

Purpose. The 2009 LTIP has been established by the Company (a) to reward employees, directors and consultants by means of appropriate incentives for achieving long-range Company goals, (b) to provide incentive compensation opportunities that are competitive with those of other similar companies, (c) to further match employees' financial interests with those of the Company's other shareholders through compensation that is based on the Company's common stock and thereby enhance the long-term financial interest of the Company and its Affiliates, including through the growth in the value of the Company's equity and enhancement of long-term shareholder return, and (d) to facilitate recruitment and retention of outstanding personnel eligible to participate in the plan. The 2009 LTIP is intended to comply with Section 409A of the Code, and when approved at the 2009 annual meeting, replaced the then existing employee stock option and restricted stock plans of the Company. (Section 1).

Administration. The 2009 LTIP is administered by the Compensation Committee of the Board, (the “Committee”). Subject to the terms of the 2009 LTIP, the Committee may make awards under the 2009 LTIP; determine when and to whom awards will be granted, the types of awards and the number of shares of common stock covered by the awards; establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards and cancel or suspend awards. The Committee may delegate its authority under the 2009 LTIP subject to certain limitations. (Section 3(a) and (i)).

Settlement of Awards. The Committee has authority under the 2009 LTIP to determine whether, to what extent and under what circumstances awards under the 2009 LTIP may be settled, paid or exercised in cash, Shares or other awards under the 2009 LTIP or other property, or canceled, forfeited or suspended. (Section 3(d)).

Interpretation and Operation. The Committee has the authority to interpret the 2009 LTIP and any award or agreement made under the 2009 LTIP, to establish, amend, waive and rescind any rules and regulations relating to the administration of the 2009 LTIP, to determine the terms and provisions of any agreements entered under the 2009 LTIP (not inconsistent with the 2009 LTIP), and to make all other determinations necessary or advisable for the administration of the 2009 LTIP. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the 2009 LTIP or in any award agreement under the 2009 LTIP in the manner and to the extent it will deem desirable. The determinations of the Committee in the administration of the 2009 LTIP will be final, binding and conclusive. (Section 3(e) and (g)).

Deferral of Awards. The Committee determines whether, to what extent, and under what circumstances cash, Shares, other securities, other awards under the 2009 LTIP, other property, and other amounts payable with respect to an award under the 2009 LTIP shall be deferred either automatically, or at the election of the holder thereof, or of the Committee. (Section 3(f)).

Section 162(m). Subject to the terms of the 2009 LTIP, the Committee has the authority and discretion to determine the extent to which awards under the 2009 LTIP will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. (Section 3(b)).

Shares Available. If proposal 2 is approved, subject to adjustment as provided in Section 4(e), the maximum number of Shares that may be delivered pursuant to Awards granted under the 2009 LTIP is (i) 2,000,000, plus (ii) any shares that have been authorized but not issued pursuant to prior plans of the Company as of June 30, 2009 up to a maximum of an additional 500,000 Shares, plus (iii) any shares subject to any outstanding options or restricted stock grants under any plan of the Company that were outstanding as of June 30, 2009 and that subsequently expire unexercised, or are otherwise forfeited, up to a maximum of an additional 3,844,576 Shares. The maximum number of ISOs that may be granted under the 2009 LTIP is 1,500,000. Notwithstanding the foregoing and subject to adjustment as provided in Section 4(e), no Participant may receive Awards under this 2009 LTIP in any calendar year that relate to more than 1,000,000 Shares. (Section 4(a)).

The 2009 LTIP contains a mechanism that counts stock options and stock appreciation rights differently than all other Awards under the 2009 LTIP in calculating the number of shares utilized. Any Share subject to an Option or stock appreciation right counts as one share against the 2009 LTIP limit; all shares subject to all other Awards count as 1.5 shares. (Section 4(b)).

Shares to be issued under the 2009 LTIP may be made available from authorized but unissued common stock, common stock held by the Company in its treasury, or common stock purchased by the Company on the open market or otherwise. During the term of the 2009 LTIP, the Company will at all times reserve and keep available the number of shares of common stock that shall be sufficient to satisfy the requirements of the 2009 LTIP. (Section 4(c)).

If any shares covered by an award (other than a Substitute Award as defined below), or to which such an award relates, terminate, lapse or are forfeited or cancelled, or such an award is otherwise settled without the delivery of the full number of shares underlying the award, then the shares covered by such award, or to which such award relates, to the extent of any such forfeiture, termination, lapse, cancellation, etc., shall again be, or shall become available for issuance under the 2009 LTIP; provided, however, that shares (i) delivered in payment of the exercise price of an Option, (ii) not issued upon the net settlement or net exercise of stock appreciation rights, or (iii) delivered to or withheld by the Company to pay withholding taxes related to an Award, shall not become available again for issuance under this 2009 LTIP. Shares underlying Substitute Awards shall not reduce the number of shares available for delivery under the 2009 LTIP. A “Substitute Award” under the 2009 LTIP is any award granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by the Company or with which the Company combines (Sections 2 and 4(d) and (e)).

Adjustments. In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event affects the shares then the Committee shall make such provision as it shall consider appropriate for (i) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards under the 2009 LTIP, including without limitation the limit set forth in the 2009 LTIP relating to grants of Options and stock appreciation rights to any individual, (ii) the number and type of shares (or other securities or property) subject to outstanding awards under the 2009 LTIP, and (iii) the grant, purchase, or exercise price with respect to any award under the 2009 LTIP or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award; provided, however, that the number of shares subject to any award under the 2009 LTIP will always be a whole number. (Section 4(f)).

Eligibility. All Employees, Directors and Consultants of the Company or an affiliate of the Company are eligible to participate in the 2009 LTIP. Holders of equity-based awards issued by a company acquired by the Company or with which the Company combines are eligible to receive Substitute Awards under the 2009 LTIP. (Section 5).  As of February 28, 2011 the Company had approximately 916 employees and 9 directors eligible to participate in the 2009 LTIP.   The Company has no Consultants authorized to participate in the 2009 LTIP.

Grant of Awards. The Committee may grant the following four types of awards under the 2009 LTIP: (i) Options, (ii) Restricted Stock Awards or Restricted Stock Units, (iii) Other Stock-Based Awards and (iv) Performance Awards (each an “Award”). (Sections 6, 7, 8 and 9).

Options. An Option is an option to purchase one share of common stock of the Company. The Committee may grant either an Incentive Stock Option (“ISO”) or a Non-Qualified Stock Option (“NQSO”). An ISO is an Option that meets the requirements of Section 422 of the Code, or any successor provision thereto. A NQSO is an Option that is not an ISO. The Committee may grant Options with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the 2009 LTIP, and subject to Section 12(b) of the 2009 LTIP as the Committee may determine:

(a) The purchase price per Share under an Option shall be determined by the Committee provided, however, that, except in the case of Substitute Awards, such purchase price shall not be less than the fair market value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Committee and the effect thereon, if any, of the termination of employment by the holder of such Option will be determined by the Committee and set forth in the applicable agreement under the 2009 LTIP. Notwithstanding, the term of an Option shall not exceed ten (10) years.

(c) Any Option may be exercised at any time during the period commencing with either the date that Option is granted or the first date permitted under a vesting schedule established by the Committee and ending with the expiration date of the Option. A 2009 LTIP participant may exercise his Option for all or part of the number of shares which he is eligible to exercise under terms of the Option. The Committee shall determine the method or methods by which, and the form or forms in which, including, without limitation, cash, shares, other Awards, or other property, or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price, payment of the exercise price with respect thereto may be made or deemed to have been made.

(d) The terms of any ISO granted under the 2009 LTIP will comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. (Sections 2 and 6).

Restricted Stock. An Award of Restricted Stock consists of shares.  An Award of Restricted Stock Units consists of a contractual right to receive shares or the value of shares in the future. Restricted Stock and Restricted Stock Units are subject to Section 12(b) of the 2009 LTIP and restrictions and such other terms and conditions as the Committee may determine, which restrictions and such other terms and conditions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. If the vesting conditions applicable to an Award of Restricted Stock or Restricted Stock Units relate exclusively to the passage of time and continued employment or provision of services, or refraining therefrom, the last vesting date of all or a portion of such Award shall occur no less than 36 months following the date of such Award, except that the foregoing restriction will not apply to such Awards if they are made in satisfaction of Company obligations to employees that would otherwise be paid in cash, are issued in connection with the exercise of a Stock Option or other award under the 2009 LTIP or are Substitute Awards. (Section 7 (a)).

Other Stock-Based Awards. The Committee, subject to Section 12(b) of the 2009 LTIP, may from time to time grant to eligible participants of the 2009 LTIP such other Awards (including, without limitation, stock appreciation rights and rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the 2009 LTIP. Subject to the terms of the 2009 LTIP, the Committee will determine the terms and conditions of such Awards. Notwithstanding, the term of a stock appreciation right will not exceed ten (10) years, and except in the case of Substitute Awards, the exercise price for a stock appreciation right shall not be less than the Fair Market Value of a Share on the date of grant of such stock appreciation right. Shares or other securities delivered pursuant to a purchase right granted as Other Stock-Based Awards shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, shares, other securities, other Awards, or other property, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, shall, except in the case of substitute Awards, not be less than the fair market value of such shares or other securities as of the date such purchase right is granted. (Section 8).

Performance Awards. A Performance Award (also known as a Performance Unit) is an Award under the 2009 LTIP that the Committee intends to qualify as “qualified performance-based” compensation under Section 162(m) of the Code. Performance Awards shall become earned and payable if pre-established targets relating to one or more of the following performance measures are achieved during a performance period or periods, as determined by the Committee: (i) Cash Value Added, (ii) Total Shareholder Return, (iii) Return on Equity, (iv) Revenue, (v) Return on Net Assets, (vi) Earnings Per Share, (vii) EBITDA, (viii) Return on Invested Capital, (ix) Parent Operating Cash Flow, (x) Consolidated Free Cash Flow, (xi) Cash Return on Investment (CRI), (xii) Operating Income, (xiii) Operating Margin and (xiv) Gross Margin. These financial measures may be GAAP or non-GAAP measures as determined by the Committee and may be absolute, relative or growth measures. Such targets may relate to the Company as a whole, or to one or more units thereof, and may be measured over such periods, as the Committee will determine. The maximum value of any Performance Award which may be earned under the 2009 LTIP in any calendar year is $10,000,000. (Section 9).

Termination of Employment. Except as otherwise determined by the Committee or provided by the Committee in an applicable agreement under the 2009 LTIP, and subject to the terms of the 2009 LTIP, in case of termination of employment:

(a) for reason of death or Disability (as defined), any unvested Award then held by such employee shall be immediately accelerated and become fully vested, exercisable and payable and any such Award that is an Option will automatically expire on the earlier of (i) the date the Option would have expired had the employee continued in such employment and (ii) one year after the date such employee's service ceases;

(b) for reason of Retirement (as defined), (i) any unvested Award (other than Options) then held by such employee may be immediately accelerated and become fully vested, exercisable and payable and (ii) any Option then held by such employee will automatically expire on the earlier of (A) the date the

Option would have expired had the employee continued in such employment and (B) one year after the date such Participant’s service ceases, except that any ISO will automatically expire on the earlier of the date set forth in clause (A) above and three months after the date that such employee's service ceases; and

(c) by the Company for cause (as determined by the Committee in its sole discretion), (i) any Award then held by such employee whose restrictions have not lapsed, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the Company upon such termination of employment and (ii) any Option then held by such employee to the extent exercisable will automatically expire on the earlier of (A) the date the Option would have expired had the employee continued in such service and (B) and three months after the date that such employee's service ceases.

(d) for any reason other than death, Disability, Retirement, or cause (as determined by the Committee in its sole discretion):

(i) any Award (other than Performance Awards) then held by such employee whose restrictions have not lapsed, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the Company upon such termination of employment,

(ii) any Option then held by such employee to the extent exercisable will automatically expire on the earlier of (A) the date the Option would have expired had the employee continued in such service and (B) ninety (90) days after the date that such employee's service ceases except that any Incentive Stock Option will automatically expire on the earlier of the date set forth in clause (A) above and three months after the date that such employee's service ceases, and

(iii) any Performance Award then held by such employee which is not then payable will be paid in accordance with its terms at the time the Performance Award would have been payable if the termination of employment had not occurred, and the payment will be prorated based on the number of days in the performance period that occurred prior to the termination of employment.

(iv) if an Employee becomes a Consultant or Director without a break in service to the Company then his Awards shall not terminate subject to Section 409A of the Code. (Section 10).

Duration of the 2009 LTIP. The plan will terminate on July 8, 2019, unless re-adopted or extended by the shareholders prior to or on such date, and no Award will be granted under the 2009 LTIP after such date. However, unless otherwise expressly provided in the 2009 LTIP or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to administer the 2009 LTIP and to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the 2009 LTIP, will extend beyond such date. (Section 11).

Amendment, Modification and Termination of the 2009 LTIP. Except to the extent prohibited by applicable law and unless otherwise expressly provided in the applicable grant agreement under the 2009 LTIP or in the 2009 LTIP, the Board may amend, alter, suspend, discontinue, or terminate the 2009 LTIP or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination will be made without (i) shareholder approval (x) if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply or (y) if the proposed amendment will increase the number of Shares that may be issued under the 2009 LTIP, modify the requirements for participation in the 2009 LTIP, or increase benefits that have already accrued to Participants under the 2009 LTIP or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, the Committee may amend the 2009 LTIP in such manner as may be necessary to enable the 2009 LTIP to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations. Notwithstanding the foregoing or any provision of the 2009 LTIP or an Award to the contrary, (i) the Committee may at any time (without the consent of any Participant) modify or amend any or all of the provisions of the 2009 LTIP or an Award to the extent necessary to conform the provisions of the of the 2009 LTIP or an Award to comply with Section 409A of the Code, the regulations issued thereunder or an exception thereto, regardless of whether such modification or amendment of the Award shall adversely affect the rights of a Participant, and (ii) except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or stock appreciation rights or cancel outstanding Options or stock appreciation rights in exchange for cash, other Awards, Options or stock appreciation rights with an exercise price that is less than the exercise price of the original Award, without shareholder approval. The Committee may not change the vesting schedule of Awards without shareholder approval except in cases of death, Disability, Retirement or Change in Control except that the vesting schedule for up to ten percent (10%) of the total number of Shares in the 2009 LTIP may be established or amended, subject to the approval of the Committee, without being subject to the foregoing restrictions on vesting (Section 12(a) and (b)).

Change in Control. Awards granted to Directors vest upon a Change in Control; the Committee may provide that Awards to specific employees vest upon a Change of Control if the Employee’s employment is terminated under certain circumstances within one year of a Change of Control. (Section 13).

Change in Control is defined as the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any person or group (as that term is used in Section 13(d) (3) of the Exchange Act) of persons, (ii) a person or group (as so defined) of persons (other than management of the Company on the date of the original adoption of the 2009 LTIP or their affiliates) will have become the beneficial owner of more than 35% of the outstanding voting stock of the Company, or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board. In addition, with respect to Awards subject to Section 409A of the Code, a Change in Control shall not be deemed to have occurred pursuant to the 2009 LTIP unless the circumstances would also result in a change in ownership or substantial control of the Company under Section 409A of the Code. (Section 2).

Transferability. Subject to the terms of the 2009 LTIP, no Award and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant. (Section 14(d)).

Other Benefit and Compensation Programs. Awards received by a participant under the 2009 LTIP will not be deemed a part of a Participant's regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and will not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an affiliate, unless expressly so provided by such other plan, contract or arrangement, or the Committee so determines. (Section 14(c)).

New Plan Benefits

The benefits or amounts that will be received by or allocated to the Chief Executive Offer, the named executive officers, all current executive officers as a group, and all employees who are not executive officers, as well as the amounts that would have been so received or allocated had the 2009 LTIP, as amended, been in effect last year are not presently determinable.

Stockholder approval of the plan is being sought as required by the rules of the NASDAQ. If such approval is not obtained, the 2009 LTIP, as amended, will not take effect and no awards with respect to Shares not currently available for issuance under the 2009 LTIP will be made thereunder.

Summary of Tax Aspects of 2009 LTIP

The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to awards under the 2009 LTIP. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

Non-Qualified Stock Options. An optionee will not recognize any taxable income upon the grant of an NQSO and the Company will not be entitled to a tax deduction with respect to the grant of an NQSO. Upon exercise of an NQSO, the excess of the fair market value of the Stock on the exercise date over the NQSO exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the Stock received pursuant to the exercise of an NQSO will equal the sum of the compensation income recognized and the exercise price.

In the event of a sale of Stock received upon the exercise of an NQSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such Stock is more than one year.

Incentive Stock Options. An optionee will not recognize any taxable income at the time of grant or timely exercise of an ISO and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an ISO may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to the Company, if the ISO is not exercised on a timely basis (generally, while the optionee is employed by the Company or within 90 days after termination of employment) or if the optionee subsequently engages in a “disqualifying disposition,” as described below.

A sale or exchange by an optionee of shares acquired upon the exercise of an ISO which occurs more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the ISO will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the ISO or within one year from the date of transfer of the ISO shares to the optionee, such sale or exchange will generally constitute a “disqualifying disposition” of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the ISO and (b) the amount realized on such disqualifying disposition of the shares over (ii) the Option exercise price of such shares, will be ordinary income to the optionee, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by the Company.

Restricted Stock. A grantee will not recognize any income upon the receipt of restricted stock unless the grantee elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock is subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.

Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

Restricted Stock Units and Performance Awards. The grant of an Award of Restricted Stock Units or a Performance Award will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such an Award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount.

Limitations on the Company's Deductions; Consequences of Change of Control. With certain exceptions, Section 162(m) of the Code limits our deduction for compensation in excess of $1,000,000 paid to certain covered employees (generally our Chief Executive Officer and three other highest-paid Executive Officers excluding the Chief Financial Officer). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based” compensation within the meaning of Section 162(m) of the Code. Since our shareholders have approved our 2009 LTIP, we believe that Stock Options, stock appreciation rights and performance grants (intended to be treated as qualified performance-based compensation as defined in the Code) granted to covered employees under the plan will satisfy the requirements of qualified performance-based compensation and therefore we will be entitled to a deduction with respect to such Awards. In addition, if a “change in control” of the Company causes Awards under our 2009 LTIP to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of our deductions under Section 280G of the Code.

Section 409A. Section 409A of the Code (“Section 409A”) applies to certain compensation that individuals earn in one year but that is not paid until a subsequent year, referred to as nonqualified deferred compensation. Section 409A does not apply to tax qualified plans (such as a Section 401(k) plan) and certain welfare benefits. If deferred compensation covered by Section 409A meets the requirements of Section 409A, then Section 409A has no effect on the individual's tax liability.  If a non-qualified deferred compensation arrangement does not meet the requirements of Section 409A, the compensation is subject to accelerated taxation in the year in which such compensation is no longer subject to a substantial risk of forfeiture and certain additional taxes, interest and penalties, including a 20% additional income tax.   Awards under the 2009 LTIP may, in some cases, result in the deferral of compensation that is subject to the requirements of Section 409A. Awards under the 2009 LTIP are intended to comply with Section 409A, the regulations issued thereunder or an exception thereto.

The Board of Directors unanimously recommends that stockholders vote “FOR” this proposal.

PROPOSAL 3

ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act entitle the Company stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of The Company's (1) chief executive officer, (2) chief financial officer, and (3) three other most highly compensated executive officers during fiscal year 2011, (who are collectively referred to as the "named executive officers"), as disclosed in this joint proxy statement/prospectus pursuant to the SEC's rules.

As described in detail under the heading  “Compensation Discussion and Analysis" beginning on page 23, the Company's executive compensation programs are designed to attract, motivate, and retain the Company's executive officers, who are critical to the Company's success. Under these programs, the Company's executive officers are rewarded for the achievement of specific semi-annual non-GAAP revenue and operating margin goals, and the realization of increased stockholder value. Please see "Compensation Discussion and Analysis" beginning on page 23 for additional details about the Company's executive compensation program, including information about the fiscal year 2011 compensation of the Company's named executive officers.

The Company executive compensation committee continually reviews the compensation program for the Company's executive officers to ensure they achieve the desired goals of aligning the Company's executive compensation structure with its stockholders' interests and current market practices. The Company also has several governance policies in place to align executive compensation with stockholder interests and mitigate risks in its compensation plans, including stock ownership guidelines, limited perquisites, and a prohibition against hedging.

The Company is asking its stockholders to indicate their support for the named executive officer compensation as disclosed in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives the Company stockholders the opportunity to express their views on the Company's executive compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, The Company will ask its stockholders to vote FOR the following resolution at the Company annual meeting:

"RESOLVED, that the compensation paid to The Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related materials, is hereby APPROVED."

The say-on-pay vote is advisory, and therefore not binding on the Company, the Company compensation committee or the Company board of directors.  The Board and the compensation committee will review the voting results and take them into consideration as one factor when making future decisions regarding executive compensation, in conjunction with other factors such as feedback from shareholders.”

The Board recommends unanimously a vote FOR the resolution approving of the Company's executive compensation program.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON THE
COMPANY’S EXECUTIVE COMPENSATION PROGRAM

As required by Section 14A of the Exchange Act, we are seeking a stockholder vote about how often we should present stockholders with the opportunity to vote on the compensation awarded to our named executive officers.

The Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company.  In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow the Company stockholders to provide the Company with their direct input on the Company's compensation philosophy, policies and practices as disclosed in the proxy statement every year. The Company understands that its stockholders may have different views as to what is the best approach for the Company, and the Company looks forward to hearing from its stockholders on this proposal.

The Company stockholders may elect to have the vote held annually, every two years, every three years or may abstain from voting.  The vote is advisory and non-binding.  The Board will consider the outcome of the vote in determining the frequency with which to hold stockholder advisory votes on the Company’s executive compensation, but will not be bound by the outcome of the vote and may choose to conduct the vote more or less frequently in the future based on other factors, including its determination as to the best interests of the Company and its stockholders.

The Board unanimously recommends a vote FOR the approval of an annual advisory vote to approve the
Company's executive compensation program.

PROPOSAL 5

TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR SMSC FOR
THE FISCAL YEAR ENDING FEBRUARY 29, 2012

Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for SMSC for the fiscal year ending February 29, 2012. PwC was the independent public accountant for SMSC for its fiscal year ended February 28, 2011. Representatives of PwC are expected to be present at the Annual Meeting, with the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

If the appointment of PricewaterhouseCoopers as auditors for fiscal year 2012 is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for fiscal year 2012 will stand, unless the Audit Committee finds other good reason for making a change.

The Board recommends unanimously that stockholders vote
“FOR” ratifying the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for SMSC for the fiscal year ending February 29, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SMSC has been informed that, as of April 1, 2011 the persons and groups identified in the table below, including all Directors, nominees, executive officers and beneficial owners of more than 5% of its common stock, owned beneficially, within the meaning of SEC Rule 13d-3, the shares of SMSC common stock reflected in such table. As of April 1, 2011, each Director, nominee or executive officer of SMSC disclaims beneficial ownership of securities of any subsidiary of SMSC. Except as otherwise noted, the named beneficial owner claims sole investment and voting power as to the securities reflected in the table, and the address of each of the persons whose name appears in the table below is c/o SMSC, 80 Arkay Drive, Hauppauge, New York 11788.

Beneficial Owner	Number of Shares		Number of Shares Subject to Options(1)	Percent of Outstanding Shares

Steven J. Bilodeau	21,847	(2)	7,000	*
Andrew M. Caggia	20,497	(3)	7,000	*
Timothy P. Craig	56,874	(4)	47,907	*
Peter F. Dicks	140,875	(5)	72,750	*
James A. Donahue	64,900	(6)	47,907	*
Ivan T. Frisch	75,323	(7)	51,000	*
Walter Siegel	105,047		95,000	*
Christine King	292,376		237,501	*
Kris Sennesael	73,260		49,376	*
Dr. Kenneth Kin	1,917	(8)	—	*
Stephen C. McCluski	3,383	(9)	—	*
David J. Coller	45,240		31,750	*
Roger Wendelken	22,556		—	*

All current Directors, current executive officers as a group (13 persons)	924,095	(10)	647,191	3.91%

FMR LLC 82 Devonshire Street Boston, MA 02109	1,801,156	(11)	—	7.88%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	1,778,473	(12)	—	7.85%

*	Less than 1%.

(1)
The “Number of Shares Subject to Options” represents the shares of common stock subject to options exercisable within 60 days of April 1, 2011. These shares are included in the amounts shown under the “Number of Shares.”

(2)	Includes 3,121 phantom share units pursuant to SMSC’s Plan for Deferred Compensation in Common Stock for Outside Directors (the “Deferred Compensation Plan”).

(3)	Includes 2,318 phantom share units pursuant to the Deferred Compensation Plan.

(4)	Includes 8,967 phantom share units pursuant to the Deferred Compensation Plan.

(5)	Includes 13,726 phantom share units pursuant to the Deferred Compensation Plan.

(6)	Includes 16,993 phantom share units pursuant to the Deferred Compensation Plan.

(7)	Includes 15,755 phantom share units pursuant to the Deferred Compensation Plan.

(8)	Includes 1,917 phantom share units pursuant to the Deferred Compensation Plan.

(9)	Includes 3,383 phantom share units pursuant to the Deferred Compensation Plan.

(10)	Includes 66,180 phantom share units pursuant to the Deferred Compensation Plan.

(11)	Voting power and investment power are shared as to all shares. Information is furnished in reliance on Schedule 13G/A of the named persons, filed with the SEC on 3/10/2011.

(12)	Voting power and investment power are shared as to all shares. Information is furnished in reliance on Schedule 13G/A of the named persons, filed with the SEC on 2/8/2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of reports and written representations furnished to SMSC by its executive officers, Directors and persons beneficially owning more than 10% of any class of SMSC equity securities, SMSC believes that all reports required, under Section 16(a) of the Exchange Act, to be filed by its executive officers, Directors and persons beneficially owning more than 10% of any class of SMSC equity securities in the 2011 fiscal year were timely filed.

MANAGEMENT

Executive Officers

The Company’s executive officers and their ages as of May 1, 2011 are as follows:

Name	Age	Position
Christine King	61	President and Chief Executive Officer
David J. Coller	49	Senior Vice President of Global Operations
Kris Sennesael	42	Senior Vice President and Chief Financial Officer
Walter Siegel	51	Senior Vice President, General Counsel and Secretary
Roger Wendelken	44	Senior Vice President of Worldwide Sales

Christine King has been Chief Executive Officer and President of SMSC, and a Director, since October 20, 2008. Prior to that Ms. King served as Chief Executive Officer and President of AMI Semiconductor, Inc. from September 2001 until March 2008. Ms. King is currently a director of Idaho Power Company.  She previously served as a director of Atheros Communications from April 2008 until its acquisition by Qualcomm Incorporated in May 2011, as a director of AMI Semiconductor, Inc. from 2003 until its acquisition by ON Semiconductor Corporation in March 2008, as a director of ON Semiconductor Corporation from March 2008 until she left that position after joining SMSC in October 2008, and as a director of Analog Devices, Inc. from 2003 to 2008.

David J. Coller has been Senior Vice President of Global Operations since March 1, 2009. Prior to joining the Company Mr. Coller served as Vice President, Operations for PMC-Sierra Inc. from June 2008 to March 2009. Mr. Coller was Senior Vice President for Operations at AMI Semiconductor, Inc. from June 2007 to March 2008, and held a number of operations positions, ultimately becoming a Vice President, at Anadigics, Inc. from March 2004 to May 2007.

Kris Sennesael has served as the Company’s Vice President and Chief Financial Officer since January 5, 2009 and was promoted to Senior Vice President in April 2011. Prior to joining SMSC, he served as Vice President, Operations Finance at ON Semiconductor Corporation from March 2008 to December 2008. From 2002 until March 2008 he served in the same role at AMI Semiconductor, Inc.

Walter Siegel has served as the Company’s Vice President and General Counsel since October 24, 2005 and Secretary since November 15, 2005.  He was promoted to Senior Vice President on January 1, 2010.

Roger Wendelken has served as the Company’s Vice President of Worldwide Sales since June 2009 and was promoted to Senior Vice President in April 2011.  Prior to joining the Company Mr. Wendelken was Vice President of Worldwide Sales at Applied Micro Circuits Corporation from May 2006 until joining the Company. Prior to that Mr. Wendelken was Vice President of Worldwide Sales at Marvell Technology Group Ltd. from 2003 until March 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Process

The Compensation Committee of the Board is composed entirely of independent Directors within the meaning of applicable NASDAQ, SEC and IRS regulations. The charter of the Compensation Committee is available in the Corporate Governance section of the Investor Relations portion of the Company’s website at www.smsc.com. Pursuant to its charter, the Compensation Committee shall, among other duties, perform the following:

a)	Review periodically the Company’s compensation philosophy and strategies.

b)	Benchmark the Company’s compensation practices against relevant companies.

c)	Review annually the goals and objectives relevant for the compensation of the CEO, evaluate the performance of the CEO and approve the compensation of the CEO.

d)	Review annually, with input from the CEO, the performance, goals and objectives relevant for the compensation of executive officers other than the CEO, and approve their compensation.

On April 28, 2010 the Compensation Committee and the Board amended the charter of the Committee to explicitly reference a duty to review the relationship between the Company’s compensation programs and risk taking by employees.   As discussed earlier in this Proxy Statement, the Compensation Committee has concluded that the Company’s compensation practices are not reasonably likely to have a material adverse effect on the Company.

During calendar year 2009 and continuing through 2010, the Compensation Committee, with the advice of its independent consultant, Towers Watson, conducted a comprehensive review of the current executive compensation programs and practices at SMSC. The Compensation Committee decided to undertake this review to ensure that the Company’s compensation practices were current and competitive based on recent market trends, and properly structured to serve the Company, attract, retain and incent the Company’s employees, and align with stockholder objectives. This comprehensive review resulted in a number of fundamental changes in the Company’s executive compensation philosophy, strategy and plan designs, which are detailed below. The Compensation Committee believes that these changes make the Company’s compensation practices more competitive with its peer companies and align better with best practices, will better motivate its employees, and will further align employee and stockholder interests.

Overview of Significant Committee Actions for Fiscal Year 2011

Because of difficult economic conditions, the Compensation Committee did not grant any annual salary increases as part of its yearly review cycle to any named executive officers for the second consecutive fiscal year. Foregoing annual salary increases also limited the growth in compensation costs associated with the Company’s management incentive plans.  The Compensation Committee also made the non-GAAP revenue and operating margin targets for the Company’s management incentive plans substantially more challenging for fiscal 2011 as compared to fiscal 2010.  As no payout is made under the management incentive plans if a minimum level of performance is not achieved, a significant portion of the annual compensation of named executive officers is at risk.  Despite the difficult economic environment, the Company achieved record revenues, non-GAAP gross margins and non-GAAP operating income in fiscal year 2011.

Another significant change to compensation in fiscal year 2011 concerned the Company’s long term incentive equity granting practices to its named executive officers.  The Committee, with the assistance of Towers Watson, developed non-binding guidelines for equity grants to named executive officers.  In addition, the Company began granting a mixture of restricted stock units and stock options, as opposed to its prior practice of granting solely stock options or stock appreciation rights, to its named executive officers.  The Committee believes the revised equity grant practices create better retention mechanisms and more closely follow market and best practices.

Compensation Philosophy and Objectives

The Compensation Committee’s objective is to develop and implement executive compensation programs that attract, motivate, reward and retain leadership talent to achieve our short and long-term business plans and goals. These programs are intended to facilitate accelerated revenue growth and enhanced profitability and closely align the financial interests of the Company’s named executive officers with those of its stockholders.

The executive compensation strategy adopted by the Compensation Committee encompasses four strategic themes:

Pay Competitively

Gear total cash compensation and total direct compensation to median market levels within the semiconductor sector and peer companies.

Pay for Performance

Provide opportunity for significant incentive rewards based upon achieving and surpassing established performance objectives.

Retention of Key Talent

Deliver long-term incentive grants designed to motivate and retain our leadership talent in executing our strategic objectives.

Good Governance and Transparency

Design and administer our programs to align with stockholder interests and good governance practices.

Stock Ownership Guidelines

In May 2009 the Board of Directors adopted recommended stock ownership guidelines for its named executive officers to encourage building share ownership over time. The Compensation Committee believes ownership guidelines help align the interests of its named executive officers with long-term business success and stockholder interests. The ownership guidelines are being phased in over a five year period beginning in May 2009, with named executive officers encouraged to satisfy the guidelines by May 2014. The Compensation Committee intends to monitor progress towards achieving these guidelines in interim periods. The guidelines recommend stock ownership in an amount equal to two times base salary for the chief executive officer and one times base salary for all other executive officers. The value of unvested and vested restricted stock (and restricted stock units settled in stock), vested stock options, vested deferred stock, and common shares (including vested shares held in 401(k) or other accounts) will be considered equity ownership under the guidelines. The guidelines are recommended rather than mandatory because the Compensation Committee believes that circumstances beyond the control of the employees may prevent them from achieving these guidelines. As of February 28, 2011, four of the named executive officers had satisfied their stock ownership guidelines.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer, because of her knowledge of the performance of her direct reports, consults closely with the Compensation Committee when it determines the compensation of the other executive officers. The Chief Executive Officer discusses directly with the Compensation Committee her own compensation although the Chief Executive Officer does not participate in the deliberations or vote on any determinations of her compensation. The Chief Executive Officer and the Vice President of Human Resources, who is not an executive officer, participated extensively with the Compensation Committee and Towers Watson in redesigning the Company’s compensation programs. The General Counsel of the Company is currently serving as Secretary of the Compensation Committee, and also, with outside counsel, from time to time advises the Compensation Committee on current legal issues relating to compensation matters. The Chief Financial Officer attends meetings on an invitation basis and typically attends meetings in which financial calculations are required for agenda items. The Compensation Committee also meets in executive session without the presence of executive officers, including meeting alone with its independent compensation consultant.

Outside Compensation Consultant

The Compensation Committee has the authority to retain its own independent consultants or other advisers. The Compensation Committee initially retained Towers Watson in fiscal year 2009, and continued this engagement through fiscal years 2010 and 2011, to assist it in evaluating and redesigning all elements of the Company’s compensation programs and practices. This work included advice on salaries, equity grants, severance, retirement benefits and perquisites, and the employee stock purchase program. Towers Watson performed no other services for the Company in fiscal year 2011 apart from these compensation related services. The Compensation Committee has no policy specifically prohibiting the Company from retaining Towers Watson for engagements unrelated to its work for the Compensation Committee but the Company has no historic relationship with Towers Watson and does not currently anticipate retaining them for such other assignments.

Benchmarking Process

In determining the competitiveness of the Company’s executive compensation program, Towers Watson conducted a competitive assessment of the Company’s top eighteen executive positions, which included the positions of all named executive officers. The study reviewed all three elements of total direct compensation: base salary, total cash compensation (base salary plus annual bonus) and total direct compensation (total cash plus the value of annualized long-term incentives).

In March 2009 Towers Watson determined market rates based on analysis of survey and proxy data. Survey data from the then current Radford Executive Compensation Survey and International Pay Analysis System was utilized and scaled to reflect relative company size. Proxy data was obtained from public filings of a selected peer group of eleven semiconductor companies: Cirrus Logic Inc., Conexant Systems Inc., Cypress Semiconductor Corp., Integrated Device Technology, Intersil Corp., Microsemi Corp., PMC-Sierra Inc., Semtech Corp., Silicon Image Inc., Silicon Laboratories Inc., and Zoran Corp. Long-term incentive values were computed based upon the Black-Scholes methodology.  In comparing executive job incumbents to this market study, the competitive assessment concluded that in the aggregate, base salaries for SMSC executives were approximately at the median of the market, and in the aggregate, total target cash compensation for the executives was approximately at the median of the market. The study also concluded that, in the aggregate, total direct compensation was below the median of the market.

In March 2010 Towers Watson updated the prior study using the same peer group to assist in developing market long term incentive guidelines for the Company.   The Compensation Committee relied on this study in adjusting equity grants to named executive officers in April 2010 for the balance of fiscal year 2011 as discussed below.   The Committee made no changes to base salary or annual bonus in April 2010 for any executive officers due to the recent difficult economic conditions.

Components of Executive Compensation Program

The Compensation Committee established the following executive compensation program elements for fiscal year 2011:

Base Salary

In line with our philosophy and strategy, the base salary for our executive officers has been established generally to be competitively targeted to the market median of the relevant labor market. In determining base salary adjustments, the Compensation Committee considers the incumbent’s relative position to the labor market; performance against objectives; time elapsed since last increase; and other relevant factors.

In the recruiting of executive talent, the Compensation Committee also considers the base salary required to attract the individual and the individual’s prior compensation history.

Due to the difficult economic conditions, no base salary increases were granted in April 2010 as part of the normal review cycle for fiscal year 2011.  In order to provide additional retention incentives and in recognition of his performance, the Company increased the base salary of Mr. Roger Wendelken, Vice President of Worldwide Sales, from $275,000 to $300,000 in November 2010.

Management Incentive Plan

The Compensation Committee adopted the Management Incentive Plan (“MIP”) in April 2009 that currently applies to all named executive officers except Christine King, President and Chief Executive Officer, who is subject to the Selected Officer MIP that was approved by the stockholders at the Company’s July 2009 Annual Meeting. Under the MIP, the named executive officers are eligible for bonus awards, payable entirely in cash, tied directly to target performance measures established by the Compensation Committee. The MIP is designed to pay out only if the pre-established financial targets are achieved and have an upside for superior results above the approved business plan. The Compensation Committee also established specific bonus targets for each eligible position, including all named executive officers, as a percentage of base salary based upon competitive benchmarks and relative position value, except that the percentage bonus targets under the MIP for the Chief Financial Officer, Vice President of Worldwide Sales, and Senior Vice President of Global Operations, and the Chief Executive Officer under the Selected Officer MIP (described in more detail below) had previously been established by the Compensation Committee when it approved those officers’ employment letters or agreements (as applicable).

Funding under the MIP commences when the Company meets certain designated performance targets for a period determined by the Compensation Committee, which must be at least equal to one fiscal quarter. The total amount of potential funds available will be based on a performance schedule reflecting a combination of the financial performance targets established by the Compensation Committee.

Participant awards under the MIP are calculated as follows: the Company’s actual results for the relevant measuring period will determine the actual amount of funds available pursuant to the performance schedule, and a performance percentage. Each participant in the MIP will also receive a separate individual performance rating that must be between 0.5 and 1.5 based on the satisfaction of personal objectives. The bonus available under the MIP for each participant will be determined by multiplying a participant’s target award by the Company’s performance percentage by the individual performance rating. An executive officer can earn a maximum of 225% of his target MIP for the applicable period if the Company achieves the maximum payout based on satisfaction of the targets, and the officer receives a performance rating of 1.5. Because the President and CEO is subject to the Selected Officer MIP, as detailed below, she is not eligible for any positive discretion or individual performance rating, and her maximum payout is 150% of her target based on the Company’s performance percentage.  The MIP is intended to provide a payout only if the Company is at least break even under non-GAAP financial measures. By plan design, the aggregate MIP payout can never exceed the amount of available funds generated by the performance schedule. The Compensation Committee retains discretion under the MIP to increase or decrease the payouts earned by executive officers, although the Compensation Committee expects that it will be atypical to increase the amount of bonus earned by an executive officer. Annual bonuses paid under the MIP are not intended to be qualified for purposes of Section 162(m) of the Code.

The performance targets for a performance period under the MIP are based on one or more of the following business criteria: revenue, revenue growth, operating income, operating cash flow, operating margin, net income, net margin, earnings per share, EBITDA, return on sales, return on assets (net or gross), return on equity, return on invested capital and total stockholder return. The measurement of any performance targets may be based on non-GAAP or pro forma financial measures and may exclude the impact of charges for extraordinary, unusual, non-recurring or other items that the Compensation Committee determines should not be included in the performance targets.  The committee selected non-GAAP revenue and operating margin measures as the performance targets for the MIP in fiscal year 2011.

The Compensation Committee divided the MIP for fiscal year 2011 into two six month measuring periods, each of which had separate performance targets based on non-GAAP revenue and operating margin targets. The non-GAAP revenue and operating margin targets for the first half of fiscal year 2011 were $170 million and 8% respectively; for the second half of fiscal year 2011 the non-GAAP revenue and operating margin targets were $190 million and 14.65% respectively.  The definitions of non-GAAP operating margin and revenues employed by the Compensation Committee are not always identical to the Company’s public reporting, but are very similar. For the first half of fiscal year 2011, revenue and operating margin for the MIP excluded revenue and expenses from the Company’s Kleer and STS acquisitions, and added back executive transition costs to expenses.   For the second half of fiscal year 2011, revenue and operating margin for the MIP excluded revenue and expenses from the Company’s Kleer, STS and Symwave acquisitions.  Other than those adjustments, revenue and operating margin for the MIPs for each six month period were identical to the Company’s publicly reported revenue and non-GAAP operating margin.   The actual performance of the Company under the relevant MIP revenue and operating margin targets was $197.2 million in revenue and 17.2% operating margin for the first half of fiscal year 2011 and $194.9 million in revenue and 15.3% operating margin for the second half of fiscal year 2011. Based on the Company’s performance, the Company achieved a 150% payout under the MIP for the first half of fiscal year 2011 and an approximately 123% payout under the MIP for the second half of fiscal year 2011.  Each executive officer, other than Ms. King who is in the Selected Officer MIP as discussed below, received a rating equal to or greater than 100% during both MIP periods. The actual bonuses received by the named executive officers are reflected in the Summary Compensation Table below.

The Selected Officer MIP is substantially similar to the MIP except it eliminates the discretion of the Compensation Committee to increase awards and eliminates the individual performance rating element of the MIP. Currently, Ms. King is the only executive officer intended to participate in the Selected Officer MIP, as the Company believed she would be the only officer whose compensation might not otherwise be completely deductible by the Company for fiscal year 2011 because of the application of Section 162(m) of the Code. The definitions of operating margin and revenue for the Selected Officer MIP were the same as those employed for the MIP and the Company achieved the same payouts set forth above.  Ms. King received the formula calculation without reduction for the first and second halves of fiscal year 2011. The Compensation Committee may add additional executive officers to the Selected Officer MIP as circumstances dictate. Payments made under the Selected Officer MIP are intended to be qualified for purposes of Section 162(m) of the Code.

The current target bonus percentages for the applicable MIP for named executive officers who are currently employed by the Company are: Ms. King: 150% of base salary; Mr. Coller, 75% of base salary, Mr. Sennesael, 75% of base salary, Mr. Siegel, 50% of base salary; and Mr. Wendelken, 25% of base salary. Ms. King’s and Messrs. Coller’s, Sennesael’s and Wendelken’s bonus percentages were established pursuant to the agreements they executed to induce them to join the Company in their current positions.

Sales Incentive Plan

Mr. Wendelken, as Vice President of Worldwide Sales, also participates in the Company’s Sales Incentive Plan (“SIP”) at a rate equal to 33% of his base salary. The fiscal 2011 SIP provided for quarterly payments to eligible employees based on achieving two performance goals: designated quarterly year-to-date goals for “design win value” and designated quarterly year-to-date goals for “revenue.” “Design win value” means the cumulative forecasted revenue for the lifetime of all products.  One-half of the total quarterly SIP target is based on design win achievement against goals and one-half is based on sales revenue achievement against goals. For design wins, a threshold of 50% of the quarterly year-to-date goal must be achieved before any design win incentive is earned. At 50% achievement, 50% of the design win portion of the incentive target is earned; this payout increases linearly up to 100% of the incentive target at 100% design wins achievement. A maximum of 150% of the design wins portion of the incentive target may be earned for achievement over SIP targets on an annual basis. For revenue, a threshold of 75% of the quarterly year-to-date goal must be achieved before any revenue incentive is earned. At 75% achievement, 50% of the revenue portion of the incentive target is earned; this payout increases linearly up to 100% at 100% revenue achievement. A maximum of 120% of the revenue portion of the incentive target may be earned for achievement over SIP targets on an annual basis. Mr. Wendelken’s revenue and design win targets under the SIP for fiscal year 2011 were approximately $360 million and $1.64 billion respectively. He achieved 109% of his revenue target and 101% of his design win target under the SIP. The Compensation Committee approved Mr. Wendelken’s payouts pursuant to the SIP and his SIP payments are reflected in the Summary Compensation Table below.

Long Term Equity Incentives

Though the Compensation Committee has no formal rules for allocating between long-term and current compensation, our executive compensation program is deliberately designed so that long-term compensation, rather than short-term compensation, comprises a significant portion of each named executive officer’s compensation. We believe the emphasis on long-term compensation serves to properly align the interests of our named executive officers with those of our stockholders by directly linking management incentives to the Company’s long-term performance, as reflected primarily in stock price appreciation and increased stockholder value.

Our named executive officers are generally eligible to receive equity or equity-based awards, either in the form of stock options, restricted stock, restricted stock units (“RSUs”) or cash-settled stock appreciation rights (“SARs”). Since the adoption of the 2009 LTIP the Company has used stockholder approved stock options, restricted stock and RSUs as the primary long-term incentive vehicles and ceased issuing cash settled SARs to employees and Directors in the latter half of calendar year 2009.  The Company determined to eliminate the use of SARs because of their unpredictable accounting impact on the Company’s earnings and because they are a claim on the Company’s cash. The 2009 LTIP allows both performance and time-based vesting of awards to retain and incentivize key employees and fungible share counting where full value awards (RSUs and restricted stock) are counted at a greater “cost” against the available share reserve (i.e., each share of restricted stock and each share relating to an RSU counts as 1.5 shares for purposes of such share reserve).

The Company’s insider trading policy prohibits executive officers from buying, selling or exercising any market-traded option (put or call) on Company shares, from trading options for Company shares, from investing in other derivative securities based on Company shares, and from selling short any Company shares.

Newly hired executive officers generally receive option awards on the first day of their employment. The exercise price of all stock options and SARs granted to executive officers are priced at the Company’s closing common stock price on the NASDAQ exchange on the date of grant. The SARs and stock options granted on the date of hire generally vest over four or five years in equal increments and have ten-year terms; restricted stock generally vests over three years.

The amount of equity compensation offered to executive officers is based on a number of factors, including performance of the individual, performance of the Company, long-term career potential, the amount of time that has elapsed since any prior grant of equity-based compensation, the competitive market for similarly situated positions, amounts required to attract new employees, and other factors that the Compensation Committee determines are relevant in the particular case. It is the Compensation Committee’s intention to conduct annual reviews of compensation and make or adjust equity grants to named executive officers in April of each year, subject to the availability of equity within existing equity plans.

In April 2010, Ms. King received 37,500 stock options that vest at a rate of 33 1/3% per year on each yearly anniversary of the grant date, providing Ms. King continues to be employed on the vesting date, pursuant to her employment agreement with the Company.  Mr. Sennesael received 18,750 stock options in April 2010 pursuant to his agreement with the Company that vest at a rate of 25% per year on each yearly anniversary of the grant date, provided he continues to be employed on the vesting date.  Mr. Coller received 7,000 stock options in April 2010 pursuant to his employment letter with the Company vesting at a rate of 25% per year on each yearly anniversary of the grant date, provided he continues to be employed on the applicable vesting date. Mr. Siegel received 5,000 stock options in April 2010 vesting at a rate of 25% per year on each yearly anniversary of the grant date, provided he continues to be employed on the applicable vesting date. The grant amount for Mr. Siegel was based on a benchmarking study by Towers Perrin in 2009 and the other factors outlined in this section. The stock option grants made to all executive officers in fiscal year 2011 were from shareholder approved plans and are intended to qualify for purposes of Section 162(m) of the Code.

The Compensation Committee, with the assistance of its independent compensation consultant, Towers Watson, developed and adopted non-binding equity grant guidelines for the named executive officers and other employees in April 2010. These guidelines were developed using the then current Radford Executive Compensation Survey based on median competitive data for semiconductor companies with revenue between $250 million and $1 billion. The guidelines are based on this data as well as the particular terms of employment letters and prior performance of the named executive officers. The annual targets and grant ranges for the named executive officers for fiscal year 2011 were as follows:

Position/Grade	Long Term Incentive ($) Target (In Thousands)	Suggested Participation Level	Stock Option Low Range	Stock Option Target	Stock Option High Range	RSU Low Range	RSU Target	RSU High Range	Total # Shares Target
President and Chief Executive Officer	$1,280	100%	21,750	43,500	65,250	21,750	43,500	65,250	87,000
Vice President and Chief Financial Officer	$460	100%	7,750	15,500	23,250	7,750	15,500	23,250	31,000
Senior Vice President of Global Operations	$400	100%	6,750	13,500	20,250	6,750	13,500	20,250	27,000
Vice President of Worldwide Sales	$300	100%	5,000	10,000	15,000	5,000	10,000	15,000	20,000
Senior Vice President and General Counsel	$175	100%	3,000	6,000	9,000	3,000	6,000	9,000	12,000
Totals			44,250	88,500	132,750	44,250	88,500	132,750	177,000

Concurrently with this process, on April 28, 2010 the Compensation Committee resolved to issue the following quarterly grants of stock options and RSUs for the remainder of the Company’s fiscal year 2011 to the following named executive officers of the Company. The Chief Executive Officer recommended grants for the named executive officers other than herself and the Compensation Committee approved these grants as well as the Chief Executive Officer’s grants. These grants were made on July 15, 2010, October 15, 2010 and January 18, 2011 and are in lieu of any quarterly equity awards set forth in each named executive officer’s respective agreements with the Company:

Name of Officer	Title of Officer	Quarterly Option Grant (#)	Quarterly RSU Grant (#)
Christine King	President and Chief Executive Officer	11,750	11,750

Kris Sennesael	Vice President and Chief Financial Officer	5,875	5,875

Roger Wendelken	Vice President of Worldwide Sales	2,500	2,500

David J Coller.	Senior Vice President of Global Operations	2,175	2,175

Walter Siegel	Senior Vice President and General Counsel	1,563	1,563

The stock options will vest in equal annual increments over four years from the grant date for all employees except Christine King, whose stock options will vest in equal annual increments over three years from the grant date; all RSUs will vest in equal annual increments over three years from the grant date. In addition, in order to provide additional retention incentives and in recognition of his performance, Mr. Wendelken was granted 14,230 RSUs on November 10, 2010, which will vest in equal annual increments over three years from the grant date.  The Compensation Committee also resolved that beginning in fiscal year 2012 the Company will issue annual awards of stock options and restricted stock units to the named executive officers instead of quarterly awards. The Compensation Committee implemented these changes to conform the Company’s equity granting practices more closely to its peers and market practice, and because the Compensation Committee believes a mix of stock options and RSUs serves as a better retention mechanism than stock options only, as stock options can lose their retentive value if the strike price far exceeds the then current stock price of the Company, (i.e. if the stock options become significantly “underwater”). In addition, granting RSUs will help conserve shares under the 2009 LTIP because the Company can convey the same amount of value with a smaller number of RSUs. These RSUs do not qualify as qualified performance-based compensation under Section 162(m) of the Code.

Health and Welfare Benefits

Our named executive officers are eligible to receive the same health and welfare benefits that are generally available to other U.S.-based employees of the Company and a contribution to their benefit premium that is the same as generally provided to other employees. These benefits programs include health and dental insurance, health and dependent care flexible spending accounts, short-term and long-term disability coverage, a patent award program, life insurance, accidental death and dismemberment insurance, and certain other benefits. The Company also extended the executive disability program to all named executive officers during fiscal year 2010. Attributed costs of the personal benefits described above for the named executive officers for the fiscal year 2011, are included in the column labeled “All Other Compensation” in the Summary Compensation Table.

Retirement Benefits

SMSC maintains a tax-qualified 401(k) plan, which provides for broad-based employee participation. Under the 401(k) plan, all SMSC employees, including the named executive officers, are eligible to defer a portion of their compensation, subject to the IRS limit of $16,500, plus $6000 if the employee is age 50 or older, into the 401(k) plan. In addition, all such employees are eligible to receive Company matching contributions in SMSC common stock for up to sixty-seven percent (67%) of the amount they voluntarily contribute to the 401(k) plan, with a further limit that no matching contribution may be made for employee contributions in excess of six percent (6%) of their compensation, as defined in the 401(k) plan. The matching contributions for the named executive officers for fiscal year 2011 are reflected in the Summary Compensation Table.

In addition, under the Company’s Supplemental Executive Retirement Plan (“SERP”), named executive officers that have been approved to participate in the SERP by the Board and whose employment terminates after full vesting (as provided in the SERP), or after a change in control (as defined in the SERP), will generally receive, beginning at age 65 or such officer’s alternate retirement date (or, upon total and permanent disability, if earlier), an annual benefit equal to 35% of the executive’s Base Annual Salary (as defined in the SERP) payable in equal monthly installments over a ten-year period. Of the current named executive officers only Mr. Siegel participates in the SERP. The Company, after approval of the Compensation Committee and the Board, amended the SERP in fiscal year 2010 to (i) freeze benefits for all current employee participants at 105% of their base annual salary on February 28, 2010, (ii) close the SERP to new participants, (iii) provide automatic vesting of benefits under the SERP upon a change of control of the Company for all employees who are employed at the time of the change of control, and (iv) limit the payout under the SERP in the event of a change of a control to one dollar less than the maximum amount permitted under Section 280G of the Internal Revenue Code. Towers Watson also advised on these matters. In addition, while the Company has made amendments to the SERP in an effort to comply with Section 409A of the Code, the SERP provides “gross up” tax protection in the event the participants incur a tax liability under Section 409A, despite efforts by the Company to make sure that no tax will apply.  The gross up protection, which only applies to Mr. Siegel, was added to the SERP in March 2007 and under the terms of the SERP cannot be unilaterally removed unless all vested participants, including former employees, consent.  The Compensation Committee resolved in April and June of 2011 not to authorize any gross ups in the future for compensation related matters for executive officers, except pursuant to normal policies in connection with relocations. The change in the net present value of the Company’s liability for Mr. Siegel under the SERP is set forth in the Summary Compensation Table.

Severance Benefits

The Company also maintains two severance plans, one for executives (the “Executive Severance Plan”) and one for all other employees. Pursuant to the Executive Severance Plan, all current named executive officers other than the Chief Executive Officer, Ms. King, will receive a severance payment equal to one year’s base salary plus target annual bonus upon a required relocation or a termination without cause. In addition all equity-based instruments that would have vested within one year following their termination shall immediately vest. In the event they are terminated without cause, required to relocate, retire or are disabled or have their compensation or duties reduced materially, in each case within 12 months following a change of control, then they shall receive the payments set forth above, but all equity-based instruments shall immediately vest. The Executive Severance Plan also provides for health care coverage equal to the time period in which the officer is entitled to severance. The severance benefits are capped at one dollar less than the maximum payout permitted pursuant to Section 280G of the Code. The Executive Severance Plan provides that these benefits may not be reduced without the written consent of the affected employee. Ms. King’s severance benefits are set forth under the section titled Compensation of the Chief Executive Officer below.

Perquisites

Mr. Coller received relocation benefits as part of his hiring package and the Compensation Committee approved revised relocation benefits in fiscal year 2010 for Mr. Coller when the Company decided to relocate him to Hong Kong.  Relocation benefits paid to Mr. Coller in fiscal year 2011 are reflected in the Summary Compensation Table and described in footnote 5 thereto.

Potential Payments Upon Termination of Employment or Change of Control

In addition, we have arrangements with certain of our named executive officers as set forth above in the section titled Severance Benefits, and as set forth below in the section titled Compensation of the Chief Executive Officer, which provide for the executives to receive certain payments and benefits upon a change of control of the Company. These arrangements are designed to maintain the continuity of the senior management team and to more closely align the financial interests of senior management with the stockholders of the Company.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount of “applicable employee remuneration” deductible by SMSC for “covered” employees for any taxable year to $1,000,000. Qualifying performance-based compensation is not subject to such limitation if certain requirements are satisfied. Several of SMSC’s stockholder approved stock option plans permit the Company to pay compensation that is “performance-based” and thus fully tax deductible by SMSC. However, compensation paid pursuant to the employee cash-settled SARs plans, the Company’s MIP, RSUs and the Company’s inducement stock option plans are not qualified under Section 162(m). The Company is now using the 2009 LTIP as the only vehicle for equity grants and the Selected Officer MIP for Ms. King to make it more likely that compensation to covered employees will be fully deductible by the Company. During fiscal year 2011 approximately $1.1 million of Ms. King’s compensation was not qualified under Section 162(m) and was not deductible by the Company, resulting in a tax adjustment of approximately $400,000 in the Company’s financial statements.

Accounting for Stock-Based Compensation

In fiscal year 2007, SMSC began accounting for stock-based compensation, including its stock option grants, restricted stock awards, and stock appreciation rights, in accordance with the requirements of FASB Statement 123(R), now codified as FASB ASC Topic 718.

Compensation of the Chief Executive Officer

Ms. King is employed as the Company’s Chief Executive Officer pursuant to her employment agreement made as of October 1, 2008 (the “King Agreement”) with an effective date of October 20, 2008. The King Agreement has an initial term of 4 years with one year automatic renewals unless terminated prior to the end of the then current term by either party on 180 days prior notice. The King Agreement provides that Ms. King will receive an annual salary of $625,000 and an annual target bonus of no less than 150% of annual base salary with no less than an additional 20% upside increment for over performance pursuant to the Company’s management incentive plan in which Ms. King participates. In the event Ms. King’s employment is terminated by the Company without Cause, or by her for Good Reason (both as defined in the King Agreement), (i) she will receive a lump sum payment equal to two years base salary and two times the Termination Payment (as defined in the King Agreement), and (ii) all stock options, restricted stock, SARs or other equity awards that would have vested within one year after termination shall immediately vest, except that if Ms. King is terminated within one year following a change in control of the Company, all unvested equity instruments shall vest immediately on the date of termination and instead of receiving a payment equal to two times the Termination Payment she shall receive a lump sum payment equal to two times 150% of her base salary in effect immediately prior to the date of termination. If the Company does not renew the King Agreement, Ms. King’s employment will terminate upon the expiration of the then current term and she shall receive a lump sum cash payment equal to (i) one year’s base salary and (ii) the Termination Payment (as defined in the King Agreement). In addition, all stock options, restricted stock, SARs or other equity awards that would have otherwise vested within one year after termination shall immediately vest. The King Agreement also provides that Ms. King will participate in the executive disability program and receive continued health care coverage equal to the period of her severance. Payments to Ms. King in the event of a change of control are also capped to eliminate any applicable excise tax under Section 280G of the Code

Ms. King’s total compensation package, which was at approximately the 65th percentile of total direct compensation based on an equal blend of data from the Company’s identified peer group and the Radford Executive Survey, was consistent with the Compensation Committee’s evaluation of her strengths as a candidate and past performance as a chief executive officer of a publicly traded semiconductor company, and is structured to align with the interests of our stockholders by making the most significant elements of her compensation package based on increasing the price of the Company’s common stock. The CEO is compensated on a greater scale than the other named executive officers because of the scope, scale and complexity of this position.

Executive Employment Agreements

In addition to the King Agreement, Messrs. Coller, Sennesael, Siegel, and Wendelken have employment letters that were executed to induce them to join the Company. Each of the letter agreements was amended to comply with the terms of the Executive Severance Plan set forth above. The amended letter agreements also provide that to the extent any named executive officer was previously granted equity acceleration rights different than contained in the Executive Severance Plan, then the equity acceleration terms contained in the Executive Severance Plan shall govern all equity granted in the past. The amended executive officer agreements also eliminate “gross up” protection under Sections 280G and 409A of the code for any named executive officer that was entitled to this benefit, with the exception of any 409A gross up pursuant to the Company’s SERP, and payments are capped at one dollar less than the maximum payout permitted pursuant to Section 280G. The terms of these employment arrangements are outlined below in the section titled Employment Agreements.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that SMSC specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of our Board of Directors has reviewed and discussed the “Compensation Discussion and Analysis” section with management. Based on the review and discussions, the Compensation Committee recommended that the Board of Directors include the “Compensation Discussion and Analysis” section in this Proxy Statement.

COMPENSATION COMMITTEE

Timothy P. Craig, Chairman
Peter F. Dicks
Ivan T. Frisch Steven C. McCluski

The following table sets forth the compensation paid to or earned during fiscal year 2011 by the individuals who were serving as named executive officers as of the end of fiscal year 2011:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)

Christine King	2011	$625,000			$852,462	$817,943	$1,278,281	-	$9,800	$3,583,486
President and Chief	2010	$625,000	$150,000	(6)	$150,017	$1,398,215	$994,688	-	$475,289	$3,793,209
Executive Officer	2009	$228,365	$614,000	(7)	$250,005	$2,657,888	-	-	$47,327	$3,797,585

Kris Sennesael	2011	$300,000	-		$426,231	$408,971	$322,127	-	$9,800	$1,467,129
Vice President and	2010	$300,000	-		-	$184,324	$270,316	-	$94,689	$849,329
Chief Financial Officer	2009	$46,154	-		$100,014	$741,070	-	-	$23,934	$911,173

Walter Siegel	2011	$317,100	-		$113,396	$108,948	$216,183	$73,684	$9,800	$839,111
Senior Vice President,	2010	$297,617	-		-	$196,575	$161,009	$95,934	$16,927	$768,062
General Counsel and	2009	$299,385	-		$32,604	$107,175	$23,500	$46,110	$22,796	$531,570
Secretary

David J. Coller	2011	$315,000	-		$157,796	$152,076	$352,727	-	$326,141	$1,303,740
Senior Vice President	2010	$308,942	-		$100,004	$496,688	$317,001	-	$88,705	$1,311,340
of Global Operations	2009	-	-		-	-	-	-	-	-

Roger Wendelken	2011	$282,212	-		$562,597	$75,825	$211,671	-	$106,682	$1,238,987
Vice President	2010	$179,808	$25,000	(8)	-	$1,000,388	$143,770	-	$5,955	$1,354,921
of WW Sales	2009	-	-		-	-	-	-	-	-

(1)
These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value for restricted stock and RSUs is calculated using the closing price of the Company’s Common Stock on the date of grant.

(2)
These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value for option awards is calculated using the closing price of the Company’s Common Stock on the date of grant. The assumptions and methodology employed by the Company to value option awards is set forth on pages 82-83 of the Company’s Annual Report on Form 10-K for fiscal year 2011 filed on April 19, 2011.

(3)
For Ms. King and Messrs. Sennesael, Siegel and Coller, the fiscal year 2011 amounts represents the cash paid pursuant to the Company’s Selected Officer MIP and MIP, respectively. For Mr. Wendelken, these figures include cash paid pursuant to the Company’s MIP, as well as $96,882 in payments pursuant to the SIP made in the fiscal year 2011.

(4)	These amounts represent the change in the net present value of the Company’s liability for Mr. Siegel under the SERP.

(5)
Amounts for fiscal year 2011 include the following:  Ms. King: $9,800 in Company matching contributions under the 401(k) plan;  Mr. Sennesael: $9,800 in Company matching contributions under the Savings Plan: Mr. Siegel: $9,800 in Company matching contributions under the 401(k) plan: Mr. Coller: $60,860 in taxable relocation expenses, $222,725 in relocation gross-up of federal and state taxes, $23,071 for cost of living allowance relating to the difference of the cost of goods and services between the home and host country, $3,800 in executive health program, $5,885 in travel allowance and, $9,800 in Company matching contributions under the 401(k) plan; Mr. Wendelken: $9,800 in Company matching contributions under the 401(k) plan.

(6)	Represents a sign-on bonus paid per Ms. King’s employment agreement.

(7)	Represents an additional bonus of $614,000 for a guaranteed sale price of her home in connection with her relocation.

(8)	Represents a one-time sign-on bonus.

Employment Agreements

Christine King

Ms. Christine King and SMSC have entered into an employment agreement providing for her employment as President and Chief Executive Officer of SMSC until October 20, 2012. Ms. King’s current annual base salary is $625,000. Her current total bonus target is 150% of base salary and her employment agreement requires an upside opportunity of at least an additional 20% of base salary if the Company over achieves objectives; pursuant to the Selected Officer MIP her current total bonus opportunity at the maximum level of performance by the Company is 225% of base salary. Ms. King’s employment agreement also provides for:

—	automatic extensions for one-year periods after the initial term, unless the Company elects not to extend the term by providing at least 180 days notice to Ms. King;

—
in the event Ms. King’s employment is terminated by the Company without Cause, or by her for Good Reason (both as defined in the King Agreement), (i) she will receive a lump sum payment equal to 2 years base salary and two times the Termination Payment (as defined in the King Agreement), and (ii) all stock options, restricted stock and SARs that would have vested within one year after termination shall immediately vest, except that if Ms. King is terminated within one year following a change in control of the Company, all unvested equity instruments shall vest immediately on the date of termination and instead of receiving a payment of two times the Termination Payment she shall receive a lump sum payment equal to two times 150% of her base salary in effect immediately prior to the date of termination. If the Company does not renew the King Agreement, Ms. King’s employment will terminate upon the expiration of the then current term and she shall receive a lump sum cash payment equal to (i) one year’s base salary and (ii) the Termination Payment (as defined in the King Agreement). In addition, all stock options, restricted stock and SARs that would have vested within one year after termination shall immediately vest;

—
in the event of termination for death or disability, payment of unused vacation and unpaid salary and business expenses through the termination date, plus a pro rata bonus based on the number of days worked prior to termination;

—
an award of 37,500 stock options or SARs on a quarterly basis on the same schedule as SARs are awarded to Directors, although the Company’s equity granting practice to Ms. King has changed as reflected above in the section titled Long Term Equity Incentives;

—	group healthcare coverage equal to the time period for severance;

—	customary provisions regarding assignment of inventions, trade secrets, and works of authorship; and

—
customary restrictive covenants including nondisclosure, non-solicitation of employees for one or two years following termination of employment (depending on the reason for termination), and non-competition by the executive for one or two years following termination of employment, (depending on the reason for termination).

David J. Coller

Mr. David Coller and SMSC have entered into an employment letter dated February 4, 2009 as subsequently amended providing for his employment as Senior Vice President of Global Operations. Mr. Coller’s base salary was increased from $315,000 to $325,000 on June 1, 2011.  His current target bonus opportunity is 75% of base salary; his total bonus opportunity including overachievement pursuant to the Company’s MIP is up to approximately 169% of his base salary.

Kris Sennesael

Mr. Kris Sennesael and SMSC have entered into an employment letter dated December 8, 2008 as subsequently amended providing for his employment as Vice President and Chief Financial Officer of SMSC. Mr. Sennesael’s base salary was increased from $300,000 to $325,000 on June 1, 2011. His current target bonus opportunity is 75% of base salary; his total bonus opportunity including overachievement pursuant to the Company’s MIP is up to approximately 169% of his base salary.

Walter Siegel

Mr. Walter Siegel and SMSC have entered into an employment letter dated November 3, 2009 providing for his employment as Senior Vice President and General Counsel of SMSC. Mr. Siegel’s base salary was increased from $317,100 to $325,000 on June 1, 2011. His current target bonus opportunity is 50% of base salary; his total bonus opportunity including overachievement pursuant to the Company’s MIP is up to approximately 113% of his base salary.

Roger Wendelken

Mr. Roger Wendelken and SMSC have entered into an employment letter dated May 26, 2009 providing for his employment as Vice President of Worldwide Sales. Mr. Wendelken’s base salary was increased from $300,000 to $325,000 on June 1, 2011. His current target bonus opportunity for the MIP is 25% of base salary; his total bonus opportunity including overachievement pursuant to the Company’s MIP is up to approximately 56% of base salary. His current target bonus opportunity for the SIP is approximately 33% of base salary; his current total bonus opportunity including overachievement pursuant to the Company’s SIP is up to approximately 45% of base salary.

Executive Severance Plan

Each of Messrs. Coller’s, Sennesael’s, Siegel’s and Wendelken’s letter agreements provides for their participation in the Executive Severance Plan, the terms of which are described above in the section titled Severance Benefits.

—	Customary restrictive covenants including non-solicitation of employees and non-competition for one year following termination of employment.

The following table sets forth information regarding the awards granted to our named executive officers pursuant to Company plans during fiscal year 2011:

GRANTS OF PLAN-BASED AWARDS — FISCAL YEAR 2011

		Grant		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Options	Aggregate Grant Date Fair Value of Stock and Option
Name	Plan	Date	Approval	Threshold	Target	Maximum	Units	Options	Awards	Awards
(a)	Name(5)	(b)	Date	($)(c)	($) (d)	($)(e)	(#)(i)(2)	(#)(j)(3)	($/Sh(k)	($/)(l)(4)

Christine King	09LT	4/15/2010	3/30/2010	-	-	-	-	37,500	27.76	$461,625
	09LT	7/15/2010	4/28/2010	-	-	-	-	11,750	23.46	$116,678
	09LT	7/15/2010	4/28/2010	-	-	-	11,750	-	-	$275,655
	09LT	10/15/2010	4/28/2010	-	-	-	-	11,750	24.09	$117,618
	09LT	10/15/2010	4/28/2010	-	-	-	11,750	-	-	$283,058
	09LT	1/18/2011	4/28/2010	-	$468,750	$703,125	-	11,750	25.00	$122,083
	09LT	1/18/2011	4/28/2010	-	$468,750	$703,125	11,750	-	-	$293,750
			Total	-	$937,500	$1,406,250

Kris Sennesael	09LT	4/15/2010	3/30/2010	-	-	-	-	18,750	27.76	$230,813
	09LT	7/15/2010	4/28/2010	-	-	-	-	5,875	23.46	$58,339
	09LT	7/15/2010	4/28/2010	-	-	-	5,875	-	-	$137,828
	09LT	10/15/2010	4/28/2010	-	-	-	.	5,875	24.09	$58,809
	09LT	10/15/2010	4/28/2010	-	-	-	5,875	-	-	$141,529
	09LT	1/18/2011	4/28/2010	-	$112,500	$253,125	.	5,875	25.00	$61,041
	09LT	1/18/2011	4/28/2010	-	$112,500	$253,125	5,875	.	-	$146,875
			Total	-	$225,000	$506,250

Walter Siegel	09LT	4/15/2010	3/30/2010	-	-	-	-	5,000	27.76	$61,550
	09LT	7/15/2010	4/28/2010	-	-	-	-	1,563	23.46	$15,521
	09LT	7/15/2010	4/28/2010	-	-	-	1,563	-	-	$36,668
	09LT	10/15/2010	4/28/2010	-	-	-	-	1,563	24.09	$15,646
	09LT	10/15/2010	4/28/2010	-	-	-	1,563	-	-	$37,653
	09LT	1/18/2011	4/28/2010	-	$79,275	$178,369	-	1,563	25.00	$16,240
	09LT	1/18/2011	4/28/2010	-	$79,275	$178,369	1,563	-	-	$39,075
			Total	-	$158,550	$356,738

David J. Coller	09LT	4/15/2010	3/30/2010	-	-	-	-	7,000	27.76	$86,170
	09LT	7/15/2010	4/28/2010	-	-	-	-	2,175	23.46	$21,598
	09LT	7/15/2010	4/28/2010	-	-	-	2,175	-	-	$51,025
	09LT	10/15/2010	4/28/2010	-	-	-	-	2,175	24.09	$21,772
	09LT	10/15/2010	4/28/2010	-	-	-	2,175	-	-	$52,396
	09LT	1/18/2011	4/28/2010	-	$118,125	$265,781	-	2,175	25.00	$22,598
	09LT	1/18/2011	4/28/2010	-	$118,125	$265,781	2,175	-	-	$54,375
			Total	-	$236,250	$531,562

Roger Wendelken	09LT	7/15/2010	4/28/2010	-	-	-	-	2,500	23.46	$24,825
	09LT	7/15/2010	4/28/2010	-	-	-	2,500	-	-	$58,650
	09LT	10/15/2010	4/28/2010	-	-	-	-	2,500	24.09	$25,025
	09LT	10/15/2010	4/28/2010	-	$34,375	$77,344	2,500	-	-	$60,225
	09LT	11/10/2010	11/10/2010	-	$35,938	$52,914	14,320	-	-	-
	09LT	1/18/2011	4/28/2010	-	$45,376	$45,376	-	2,500	25.00	$25,975
	09LT	1/18/2011	4/28/2010	-	$47,781	$51,507	2,500	-	-	$62,500
			Total	-	$163,470	$227,141

(1)
The amounts set forth under these columns represents target and maximum cash awards pursuant to the Company’s MIPs and SIP. The first row in the column for each named executive officer represents the payout and maximum cash target pursuant to the MIP for the first half of fiscal year 2011. The second row represents the target and maximum cash payouts pursuant to the MIP for the second half of fiscal year 2011. Actual cash payments for fiscal year 2011 are reflected in the Summary Compensation Table.  With respect to Mr. Wendelken, the third row in the column represents his target and maximum cash payments pursuant to the SIP for the first half of fiscal year 2011 and the fourth row represents his target and maximum cash payments pursuant to the SIP for the second half of fiscal year 2011.

(2)	Represents the number of RSUs granted in fiscal year 2011.

(3)	All awards set forth in this column are Stock Options.

(4)	These amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

(5)	09LT is the abbreviation for the 2009 Long Term Incentive Plan.

Description of Plan Based Awards

All discussion of the material terms of the Stock Options and RSU awards granted to the named executive officers in fiscal year 2011 can be found above, in the section titled Long-Term Equity Incentives.

The following table sets forth information regarding outstanding equity awards held by the Company’s named executive officers as of the end of fiscal year 2011:

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

	Option Awards							Stock Awards
Name (a)	Grant Year(1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)(h)(2)

Christine King	2009	10/20/2008	150,000	150,000	(3)	$19.08	10/20/2018	-		-
	2009	1/15/2009	12,500	6,250	(4)	$14.68	01/15/2019			-
	2009	10/20/2008	-	-		-	-	9,827	(5)	$260,710
	2010	4/15/2009	12,501	24,999	(4)	$17.02	04/15/2019	-		-
	2010	7/15/2009	12,500	25,000	(4)	$21.60	07/15/2019	-		-
	2010	10/15/2009	12,500	25,000	(4)	$21.46	10/15/2019	-		-
	2010	1/15/2010	12,500	25,000	(4)	$22.29	01/15/2020	-		-
	2010	5/8/2009	-	-		-	-	2,137	(6)	$56,695
	2010	5/8/2009	-	-		-	-	4,274	(6)	$113,389
	2011	4/15/2010	-	37,500	(4)	$27.76	04/15/2020	-		-
	2011	7/15/2010	-	11,750	(4)	$23.46	07/15/2020	-		-
	2011	10/15/2010	-	11,750	(4)	$24.09	10/15/2020	-		-
	2011	1/18/2011	-	11,750	(4)	$25.00	01/18/2021	-		-
	2011	7/15/2010	-	-		-	-	11,750	(7)	$311,728
	2011	10/15/2010	-	-		-	-	11,750	(7)	$311,728
	2011	1/18/2011	-	-		-	-	11,750	(7)	$311,728

Kris Sennesael	2009	1/5/2009	40,000	60,000	(8)	$16.90	01/05/2019	-		-
	2009	1/5/2009	-	-		-	-	4,438	(5)	$117,740
	2010	1/15/2010	4,688	14,062	(3)	$22.29	01/15/2020	-		-
	2011	4/15/2010	-	18,750	(3)	$27.76	04/15/2020	-		-
	2011	7/15/2010	-	5,875	(3)	$23.46	07/15/2020	-		-
	2011	10/15/2010	-	5,875	(3)	$24.09	10/15/2020	-		-
	2011	1/18/2011	-	5,875	(3)	$25.00	01/18/2021	-		-
	2011	7/15/2010	-	-		-	-	5,875	(7)	$155,864
	2011	10/15/2010	-	-		-	-	5,875	(7)	$155,864
	2011	1/18/2011	-	-		-	-	5,875	(7)	$155,864

Walter Siegel	2006	10/24/2005	90,000	-	(8)	$30.91	10/24/2015	-		-
	2007	10/13/2006	5,000	-	(9)	$31.30	10/13/2016	-		-
	2009	5/12/2008	1,250	1,250	(9)	$29.59	05/12/2018	-		-
	2009	7/15/2008	1,250	1,250	(9)	$27.65	07/15/2018	-		-
	2009	10/15/2008	1,250	1,250	(9)	$18.89	10/15/2018	-		-
	2009	1/15/2009	1,250	1,250	(9)	$14.68	01/15/2019	-		-
	2009	4/21/2008	-	-		-	-	212	(6)	$5,624
	2009	7/3/2008	-	-		-	-	193	(6)	$5,120
	2009	10/16/2008	-	-		-	-	210	(6)	$5,571
	2010	4/15/2009	1,250	3,750	(9)	$17.02	04/15/2019	-		-
	2010	7/15/2009	1,250	3,750	(3)	$21.60	07/15/2019	-		-
	2010	10/15/2009	1,250	3,750	(3)	$21.46	10/15/2019	-		-
	2010	1/15/2010	1,250	3,750	(3)	$22.29	01/15/2020	-		-
	2011	4/15/2010	-	5,000	(3)	$27.76	04/15/2020	-		-
	2011	7/15/2010	-	1,563	(3)	$23.46	07/15/2020	-		-
	2011	10/15/2010	-	1,563	(3)	$24.09	10/15/2020	-		-
	2011	1/18/2011	-	1,563	(3)	$25.00	01/18/2021	-		-
	2011	7/15/2010	-	-		-	-	1,563	(7)	$41,466
	2011	10/15/2010	-	-		-	-	1,563	(7)	$41,466
	2011	1/18/2011	-	-		-	-	1,563	(7)	$41,466

David J. Coller	2010	3/2/2009	15,000	60,000	(8)	$14.58	03/02/2019	-		-
	2010	3/2/2009	-	-		-	-	5,144	(6)	$136,470
	2011	4/15/2010	-	7,000	(3)	$27.76	04/15/2020	-		-
	2011	7/15/2010	-	2,175	(3)	$23.46	07/15/2020	-		-
	2011	10/15/2010	-	2,175	(3)	$24.09	10/15/2020	-		-
	2011	1/18/2011	-	2,175	(3)	$25.00	01/18/2021	-		-
	2011	7/15/2010	-	-		-	-	2,175	(7)	$57,703
	2011	10/15/2010	-	-		-	-	2,175	(7)	$57,703
	2011	1/18/2011	-	-		-	-	2,175	(7)	$57,703

Roger Wendelken	2010	6/22/2009	18,750	56,250	(9)	$18.18	06/22/2019	-		-
	2011	7/15/2010	-	2,500	(3)	$23.46	7/15/2020	-		-
	2011	10/15/2010	-	2,500	(3)	$24.09	10/15/2020	-		-
	2011	1/18/2011	-	2,500	(3)	$25.00	1/18/2021	-		-
	2011	7/15/2010	-	-		-	-	2,500	(7)	$66,325
	2011	10/15/2010	-	-		-	-	2,500	(7)	$66,325
	2011	11/10/2010	-	-		-	-	14,230	(7)	$377,522
	2011	1/18/2011	-	-		-	-	2,500	(7)	$66,325

(1)	All grant years represent the fiscal year in which the grant was made.

(2)
Market value is calculated by multiplying the total number of shares of restricted stock or RSUs that are unvested by $26.53 which was the closing price of a share of company stock, as listed on the NASDAQ on 2/28/11.

(3)	Grant of stock options which vest in four equal yearly installments beginning on the first anniversary of the grant date.

(4)	Grant of stock options which vest in three equal yearly installments beginning on the first anniversary of the grant date.

(5)	Grant of restricted stock which vest 25% on the second anniversary of the grant date, 25% on third anniversary of the grant date and 50% on the fourth anniversary of the grant date.

(6)	Grant of restricted stock awards of which 25% vest on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.

(7)	Grant of restricted stock units which vest in three equal annual installments beginning on the first anniversary of the grant date.

(8)	Grant of stock options which vest in five equal yearly installments beginning on the first anniversary of the grant date.

(9)	Grant of SARs which vest in four equal yearly installments beginning on the first anniversary of the grant date.

The following table sets forth information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, RSUs and similar instruments, during fiscal year 2011 for each named executive officer on an aggregated basis:

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2011

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized Upon Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized Upon Vesting ($)(e)

Christine King	-	-	5,413	$135,693
Kris Sennesael	-	-	1,480	$44,341
Walter Siegel	-	-	1,006	$25,111
David Coller	-	-	1,715	$36,152
Roger Wendelken	-	-	-	-

PENSION BENEFITS — FISCAL YEAR 2011 (as of February 28, 2011)

Name (a)	Plan Name (b)(1)	Number of Years Credited Service (#)(c)	Present Value of Accumulated Benefit ($)(d)(2)	Payments During Last Fiscal Year ($)(e)
Walter Siegel	SERP	5	$251,663	—

* Ms. King, Mr. Sennesael, Mr. Coller and Mr. Wendelken do not participate in the SERP.

(1)	For a description of the Company’s SERP, see above under the section titled Retirement Benefits.

(2)
The valuation method and material assumptions applied in qualifying the present value of the current accrued benefit are located in the Section entitled “Supplemental Executive Retirement Plan” on page 85 of the Company’s Annual Report on Form 10-K for fiscal year 2011 filed on April 19, 2011.

Potential Payments Upon Termination or Change-in-Control.

The following table provides information concerning the estimated payments and benefits that would be provided in the event of termination following a change of control, termination without cause, and termination for death or disability for each of the named executive officers. The calculations do not include accrued but unpaid obligations, such as business expenses or other reimbursements. A narrative description of the estimated payments and benefits to Ms. King and Messrs. Coller Sennesael, Siegel and Wendelken is contained in the summary of their employment or letter agreements in the section titled Employment Agreements.

Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal year 2011 (February 28, 2011), and the price per share of the Company’s Common Stock is the closing price on the NASDAQ Global Market as of that date ($26.53). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any of the assumptions used to estimate potential payments and benefits is not correct. Actual payments or benefits could be materially different than those set forth below. The Company estimates as of February 28, 2011 that no Section 280G or Section 409A gross ups would have been due any named executive officer assuming a triggering event took place on that day. If payments are subject to a six month delay upon a separation of service under Section 409A Messrs. Coller, Sennesael, Siegel and Wendelken are entitled to receive interest on the delayed payments at the rate of prime plus 2%.

The Company’s form of stock option grant agreement for the 2005 Inducement Stock Option and Restricted Stock Plan contains a 24 month non-solicit covenant and confidentiality clauses that entitle the Company in the event of a breach of the foregoing clauses to seek to reclaim any profits made by an individual from the sale of stock options during the one year period prior to such breach. Ms. King and Messrs. Coller, Sennesael and Siegel, have received stock options subject to this form of agreement. Ms. King and Messrs. Coller, Sennesael, Siegel and Wendelken have also executed the Company’s standard form employee agreement, which also contains confidentiality and a 12 month non-solicit clause, except Mr. Wendelken’s form does not contain a non-solicit clause. The employment agreement of Ms. King contains confidentiality, non-compete and non-solicit clauses, as does the Executive Severance Plan applicable to Messrs. Coller, Sennesael, Siegel and Wendelken.  The non-solicit and non-compete clauses in Ms. King’s agreement are for 12 or 24 months depending on the circumstances of her termination.   The non-solicit covenant in the Executive Severance Plan is for 12 months, and the non-compete covenant in the Executive Severance Plan is equal to the number of weeks of base salary payable as severance to the employee.  The Executive Severance Plan also contains a one year non-solicitation of clients covenant.

Name:	Type of Benefit	Potential Payment ($) in Connection With Termination Following Change of Control(1)	Potential Payment ($) for Termination Without Cause (2)(3)	Potential Payment ($) for Termination Upon Death or Disability(4)

Christine King	Base Salary	$1,250,000	$1,250,000	0
	Temination Payment	$1,875,000	$1,875,000	$937,500
	Accelerated Vesting or Payment of Unvested SARs, Stock Options, Restricted Stock or RSUs	$3,187,352	$1,397,074	$3,187,352
	Continuation of Health & Welfare Benefits	$14,776	$14,776	0

(1)
Ms. King is entitled to this payment or benefit if her compensation or duties are reduced, or if she is required to relocate her employment more than 50 miles from the Company’s headquarters in Hauppauge, Long Island, following a change of control even if her employment is not terminated.

(2)
Ms. King is also entitled to these benefits if her compensation or duties are reduced or if she is required to relocate her employment more than 50 miles from the Company’s headquarters in Hauppauge, New York.

(3)
If the Company does not renew Ms. King’s employment agreement, she would receive the same benefits as if terminated without cause except her salary benefit would be $625,000 and her bonus would be $937,500.

(4)
Ms. King is entitled to have some of her equity accelerated upon termination for death and disability under the terms of the applicable equity plans, which apply to all employees of the Company, including the CEO.

Name:	Type of Benefit	Potential Payment ($) in Connection With Termination Following Change of Control(1)	Potential Payment ($) for Termination Without Cause (2)	Potential Payment ($) for Termination Upon Death or Disability(3)

Kris Sennesael	Base Salary	$300,000	$300,000	0
	Bonus	$225,000	$225,000	0
	Accelerated Vesting or Payment of Unvested SARs, Stock Options, Restricted Stock or RSUs	$1,240,791	$412,141	$1,240,791
	Continuation of Health & Welfare Benefits	$19,167	$19,167	0

Walter Siegel	Base Salary	$317,100	$317,100	0
	Bonus	$158,550	$158,550	0
	Accelerated Vesting or Payment of Unvested SARs, Stock Options, Restricted Stock or RSUs	$258,939	$100,851	$258,939
	Continuation of Health & Welfare Benefits	$21,749	$21,749	0
	Accelerated Vesting of Serp(4)	$251,663	0	0

David J. Coller	Base Salary	$315,000	$315,000	0
	Bonus	$236,250	$236,250	0
	Accelerated Vesting or Payment of Unvested SARs, Stock Options, Restricted Stock or RSUs	$1,033,256	$284,122	$1,033,255
	Continuation of Health & Welfare Benefits	$29,917	$29,917	0

Roger Wendelken	Base Salary	$300,000	$300,000	0
	Bonus	$174,000	$174,000	0
	Accelerated Vesting or Payment of Unvested SARs, Stock Options, Restricted Stock or RSUs	$1,053,859	$350,718	$1,053,859
	Continuation of Health & Welfare Benefits	$13,509	$13,509	0

(1)
Pursuant to the Executive Severance Plan, Messrs. Sennesael, Siegel, Coller and Wendelken are entitled to this payment or benefit upon (i)(A) a material reduction (i.e. 5% or more) in their base salary or their targeted incentive compensation or bonuses, (i.e., as a percentage of base salary) or (B) a material diminution in their authority, duties or responsibilities, including without limitation, a demotion from, or loss of, the position held by them immediately prior to the change in control; (ii) an involuntary termination of the employee's employment, other than for "Cause;" (iii) retirement or disability; or (iv) if they are required to relocate to a new position that is more than 50 miles from the location of their employment prior to such required relocation, in each case, within the twelve month period on and immediately following such change in control.

(2)
Pursuant to the Executive Severance Plan, Messrs. Sennesael, Siegel, Coller and Wendelken are also entitled to this payment or benefit if they are required to relocate to a new position that is more than 50 miles from the location of their employment prior to such required relocation.

(3)
Messrs. Sennesael, Siegel, Wendelken and Coller are entitled to have certain equity instruments accelerated upon termination for death and disability under the terms of the applicable equity plans, which apply to all employees of the Company, including executive officers.

(4)
Represents the estimated present value of the accelerated vesting of Mr. Siegel’s SERP benefits upon a change of control.  Mr. Siegel would not actually receive payments in this amount upon a change of control.

The following table sets forth the compensation paid to or earned during fiscal year 2011 by our non-management Directors:

DIRECTOR COMPENSATION — FISCAL YEAR 2011(1)

	Fees Earned or			Non-Equity	Non-Qualified
Name	Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	Incentive Plan Compensation ($)	Deferred Compensation Earnings(3)	All Other Compensation ($)		Total ($)

Timothy P. Craig	$69,000	-	$149,240	-	-	-		$218,240

Peter F. Dicks	$21,500	-	$149,240	-	$21,500	-		$192,240

James A. Donahue	-	-	$149,240	-	$69,000	-		$218,240

Ivan T. Frisch	$34,500	-	$149,240	-	$34,500	-		$218,240

Steven J. Bilodeau	$179,000	-	$149,240	-	$35,000	$252,346	(4)	$615,586

Dr. Kenneth Kin	$21,500	-	-	-	$21,500	-		$43,000

Stephen C. McCluski	$25,500	-	-	-	$25,500	-		$51,000

Andrew M. Caggia	$43,000	-	$149,240	-	-	-		$192,240

(1)	The following directors have the following holdings, as of February 28, 2011:

Name	Shares	Phantom Stock Units	Stock Options	Cash Settled SARs
Steven J. Bilodeau	11,663	3,121	17,500	735,500
Andrew M. Caggia	11,179	2,318	17,500	74,000
Timothy P. Craig	-	8,967	58,407	49,000
Peter F. Dicks	54,399	13,726	83,250	52,500
James A. Donahue	-	16,993	58,407	49,000
Ivan T. Frisch	8,569	15,754	61,500	52,500
Dr. Kenneth Kin	-	1,917	-	42,000
Stephen C. McCluski	-	3,383	-	42,000

Director	Grant Date	Options & SARs Granted in FY 2011	Grant Date Fair Value	Total Grant Date Fair Value

Andrew M. Caggia	4/15/2010	3,500	$12.31	$43,085
Andrew M. Caggia	7/15/2010	3,500	$9.93	$34,755
Andrew M. Caggia	10/15/2010	3,500	$10.01	$35,035
Andrew M. Caggia	1/18/2011	3,500	$10.39	$36,365
Steven J. Bilodeau	4/15/2010	3,500	$12.31	$43,085
Steven J. Bilodeau	7/15/2010	3,500	$9.93	$34,755
Steven J. Bilodeau	10/15/2010	3,500	$10.01	$35,035
Steven J. Bilodeau	1/18/2011	3,500	$10.39	$36,365
Ivan T. Frisch	4/15/2010	3,500	$12.31	$43,085
Ivan T. Frisch	7/15/2010	3,500	$9.93	$34,755
Ivan T. Frisch	10/15/2010	3,500	$10.01	$35,035
Ivan T. Frisch	1/18/2011	3,500	$10.39	$36,365
Dr. Kenneth Kin	-	-	-	-
Stephen C. McCluski	-	-	-	-
James A. Donahue	4/15/2010	3,500	$12.31	$43,085
James A. Donahue	7/15/2010	3,500	$9.93	$34,755
James A. Donahue	10/15/2010	3,500	$10.01	$35,035
James A. Donahue	1/18/2011	3,500	$10.39	$36,365
Peter F. Dicks	4/15/2010	3,500	$12.31	$43,085
Peter F. Dicks	7/15/2010	3,500	$9.93	$34,755
Peter F. Dicks	10/15/2010	3,500	$10.01	$35,035
Peter F. Dicks	1/18/2011	3,500	$10.39	$36,365
Timothy P. Craig	4/15/2010	3,500	$12.31	$43,085
Timothy P. Craig	7/15/2010	3,500	$9.93	$34,755
Timothy P. Craig	10/15/2010	3,500	$10.01	$35,035
Timothy P. Craig	1/18/2011	3,500	$10.39	$36,365

		84,000		$895,440

(2)	Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(3)	Amounts relate to deferred compensation under the Plan for Deferred Compensation in Common Stock for Outside Directors (the “Director Deferred Compensation Plan”).

(4)
In fiscal year 2011, Mr. Bilodeau received the following payments or benefits under the transition agreement relating to his retirement as CEO for the Company executed in June 2008 (the “Transition Agreement”): $213,500 for SERP benefits, $10,514 in medical insurance and $28,332 in auto expenses consisting of an allowance of $16,800, and tax gross-up of 11,532.

Compensation of Directors. Directors who are not officers of SMSC receive an annual basic retainer of $35,000, committee chairpersons receive an additional annual retainer of $18,000 per committee and committee members receive an additional annual retainer of $8,000 per committee. As Chairman of the Board, pursuant to the Transition Agreement, Mr. Bilodeau will receive monthly payments of $12,000 through July 2011, a monthly car allowance of $1,400, and use of a blackberry, telephone line and computer equipment. If Mr. Bilodeau is removed from the Board, or in the event of his death, in each case prior to July 2011, he shall receive a lump sum equal to the amount of unpaid monthly payments of $12,000 per month he would have otherwise received through July 2011.  Mr. Bilodeau has agreed that if he continues as Chairman of the Board after the July 2011 Annual Meeting of Stockholders he will receive an additional annual retainer of $30,000 instead of the monthly payments of $12,000, and that he will no longer receive any auto allowance or other perquisites listed above.   Pursuant to the transition

agreement executed by Mr. Bilodeau and the Company when he retired as Chief Executive Officer, the Company will also provide health care coverage to Mr. Bilodeau and his family until he and his wife reach age 65 unless he is covered by another employer’s health care policy.

SMSC’s Director Deferred Compensation Plan as amended on May 22, 2009 provides for deferred payment in shares of SMSC common stock, at the election of the Director, of 0, 50 or 100% of such Director’s annual basic retainer and each chairperson or committee retainer to which the Director is entitled. The deferred amount is credited in the form of phantom share units and ultimately payable in shares of stock, if the Director ceases to be a Director for any reason, or upon the occurrence of a change in control of SMSC.

Under SMSC’s 2001 and 2003 Director Stock Option Plans, options to purchase an aggregate of 350,000 shares of SMSC common stock were authorized for grant to Directors who are not employees of SMSC or any subsidiary of SMSC. Pursuant to the plans, each eligible Director, upon initial election, is automatically granted an option to purchase 42,000 shares. Such options become exercisable with respect to one-third of the number of shares granted on each of the first three anniversaries of the date of grant. Each eligible Director incumbent for at least three years is automatically granted, on a quarterly basis, an immediately exercisable option to purchase 3,500 shares. The per share exercise price of each option equals the fair market value of a share of the common stock on the date of grant. In general, options are not transferable. Options expire the earlier of ten years after the grant date, or three years after the holder ceases to be a Director. The 1994 Director Stock Option Plan has been terminated, except with respect to outstanding options.

On October 7, 2005, the Board adopted the 2005 SAR Plan to replace the 2003 Director Stock Option Plan that no longer had sufficient shares available for the grants that are part of the Board’s normal compensation. The 2005 SAR Plan has an initial quantity of 49,000 SAR units, and was established to function in a manner substantially similar to the 2003 Director Stock Option Plan. The 2005 SAR Plan provides that current service grants will be made quarterly in SARs, in lieu of options as provided in the 2003 Director Stock Option Plan; and that each service grant of SARs shall be paid on a fixed date at the end of the fifth fiscal year following the date of grant, and not be exercisable at the option of the Director.

On July 11, 2006, the Board of the Company approved the 2006 Directors Plan. The 2006 Directors Plan provides for 200,000 SARs to be made available for issuance to the Directors of the Company. The SARs are intended to function substantially similar to stock options, but shall be cash-settled exclusively. The 2006 Directors Plan provides for 42,000 SARs to be granted to non-employee Directors at fair market value upon initial election to the Board (“Initial SARs”). The Initial SARs vest in equal one third (1/3) annual increments over three years. The 2006 Directors Plan also provides for each serving Director after his third year of service to receive 3,500 SARs at fair market value on each of July 15, October 15, January 15 and April 15 (“Current SARs”). Each grant of Current SARs vests one year after the grant date. The amount and timing of Initial and Current SAR grants under the 2006 Directors Plan are consistent with the 2005 SARs Plan. Directors will not receive duplicative SAR grants under the 2006 Directors Plan and the 2005 SAR Plan. The term of the SARs grants are ten years. On April 9, 2008 the Board of Directors amended the 2006 Directors Plan to add an additional 200,000 SARs for a total of 400,000 SARs as the capacity of the 2006 Directors Plan was being exhausted. On May 22, 2009 the Board amended the 2006 Directors Plan to provide that Directors elected or appointed after June 1, 2009 would receive 28,000 Initial SARs vesting in equal one half increments over two years, and quarterly grants of 3,500 Current SARs after they completed their first year of service.

In November 2009 the Compensation Committee determined to cease issuing SARs to directors and instead authorized the grant of quarterly stock options under the 2009 LTIP on the same terms and conditions as the SARs that were being granted pursuant to the 2006 Directors Plan.

Only non-employee Directors are eligible to receive awards under Director compensation plans.

Equity Compensation Plan Information

The following table sets forth aggregate information regarding our equity compensation plans in effect as of March 31, 2011. The inducement options granted did not require shareholder approval.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)(2)	(c)

Equity compensation plans approved by security holders	1,584,725	$22.62	938,823	(3)
Equity compensation plans not approved by security holders —
Inducement Options(1)	1,815,416	$23.36	0

Total(4)	3,400,141	$23.02	938,823

(1)
SMSC has cumulatively entered into stock option agreements with various new employees, and has granted 3,017,268 shares (net of cancellations) from the 2002, 2003, 2004, and 2005 Inducement Stock Option Plans that have not been approved by shareholders. Of the total amount granted, 1,815,416 shares are outstanding as of March 31, 2011. Such options are non-qualified, and are generally exercisable in annual increments of 20% or 25% over a 5-year or 4-year period, and will expire on the tenth anniversary of the respective grant dates. Exercise prices for these options range from $13.96 to $36.13. SARs are not included in this table as they can only be settled in cash.

(2)	Does not take into account RSUs, which have no exercise price.

(3)	Because of share counting rules under the 2009 LTIP, if all awards were issued as restricted stock or RSUs, the number of securities available for future issuance would be 625,882.

(4)	The following plans have been approved by the shareholders of the Company:

1993 Stock Option Plan for Officers and Key Employees
1994 Stock Option Plan for Officers and Key Employees
1996 Stock Option Plan for Officers and Key Employees
1998 Stock Option Plan for Officers and Key Employees
1999 Stock Option Plan for Officers and Key Employees
2000 Stock Option Plan for Officers and Key Employees
2001 Stock Option and Restricted Stock Plan for Officers and Key Employees
2003 Stock Option and Restricted Stock Plan for Officers and Key Employees
1994 Director Stock Option Plan
2001 Director Stock Option Plan
2003 Director Stock Option Plan
2009 Long Term Incentive Plan

The following plans have not been approved by the shareholders of the Company:

2002 Inducement Stock Option Plan
2003 Inducement Stock Option Plan
2004 Inducement Stock Option Plan
2005 Inducement Stock Option and Restricted Stock Plan

CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS

During fiscal year 2011 the Company purchased approximately $383,000 of test equipment, services and supplies in the ordinary course of its business from Delta Design, Inc., (“Delta”) a wholly owned subsidiary of Cohu, Inc. (“Cohu”) of which our Director, James A. Donahue, is President and Chief Executive Officer. In fiscal year 2010, the Company purchased approximately $1,200,000 of test equipment, services and supplies in the ordinary course of its business from Delta and an affiliate of Delta. Mr. Donahue is also the President and Chief Executive Officer of Delta.

In April 2011, an independent body of the Board reconfirmed its approval of these purchases for fiscal year 2011, pursuant to the procedures regarding related transactions set forth below.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee or another independent body of the Board of Directors review[s] for approval or ratification all transactions required to be reported under the SEC’s rules regarding transactions with related persons according to written procedures adopted by the Board in May 2007. In reviewing such a transaction, these procedures require the Audit Committee or another independent body of the Board to evaluate the transaction in light of factors including:

—	the benefits of the transaction to the Company;
—	the material terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business;
—	the direct or indirect nature of the related person’s interest in the transaction;
—	the size and expected term of the transaction;
—	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards; and
—	whether the transaction is expected to occur on an ongoing basis as part of the Company’s ordinary course of business.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks or issues of insider participation.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PwC to continue as the independent registered public accounting firm for SMSC for the fiscal year ending February 29, 2012. Representatives of PwC are expected to be present at the annual meeting, with the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

Fees

The fees billed by PwC for professional services rendered for the fiscal years ended February 28, 2011 and February 28, 2010 are reflected in the following table (in thousands):

	2011	2010
Audit Fees	$1,396	$1,134
Audit Related Fees	-	-
Tax Fees	$737	$403
All Other Fees	$3	-
Total Fees	$2,137	$1,537

Audit Fees

The audit fees were for professional services rendered for the audit of SMSC’s annual consolidated financial statements and internal controls in accordance with regulatory requirements under the Sarbanes-Oxley Act, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Tax Fees

The tax fees were for professional services for federal, state and international tax compliance, tax advice and tax planning.

All Other Fees

All other fees were for services other than services reported above.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PwC.

Pre-Approval Policies and Procedures

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. In each of fiscal years 2011 and 2010, all Audit Fees and Tax Fees were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended February 28, 2011. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference.

Management represented to the Audit Committee that SMSC’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and that SMSC’s internal control over financial reporting was effective as of February 28, 2011.

The Audit Committee reviewed and discussed SMSC’s financial statements and system of internal controls for the fiscal year ended February 28, 2011 with management and with PricewaterhouseCoopers LLP, SMSC’s independent registered public accounting firm for fiscal 2011. The Audit Committee also discussed and reviewed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”, as amended. This review included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of SMSC’s accounting principles, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Rule 3526, “Independence Discussion with Audit Committees”, and has discussed with PricewaterhouseCoopers LLP their independence, including the compatibility of non-audit services with PricewaterhouseCoopers LLP’s independence.

Based upon the Audit Committee’s review and the discussions noted above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in SMSC’s Annual Report on Form 10-K for the fiscal year ended February 28, 2011 for filing with the SEC.

The Audit Committee:

Messrs. James A. Donahue, Chairman, Stephen C. McCluski and Andrew M. Caggia

By order of the Board of Directors,

/s/ Walter Siegel
Walter Siegel,
Senior Vice President, General Counsel & Secretary

Dated: June 14, 2011